Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

February 25, 2016

among

VIRTUSA CORPORATION,

as Borrower,

THE OTHER LOAN PARTIES PARTY HERETO,

THE LENDERS PARTY HERETO,

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES LLC, and
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

as Joint Bookrunners and Lead Arrangers

SCHEDULES:

Schedule 1.01A— Existing Letters of Credit

Schedule 1.01B — Immaterial Subsidiaries

Schedule 2.01A — Commitments

Schedule 2.01B — Letters of Credit Commitments

Schedule 3.06 — Disclosed Matters

Schedule 3.14 — Insurance

Schedule 3.15 — Subsidiaries

Schedule 5.14 — Post-Closing Covenant

Schedule 6.01 — Existing Indebtedness

Schedule 6.02 — Existing Liens

Schedule 6.04 — Existing Investments

Schedule 6.08 — Existing Restrictions

EXHIBITS:

Exhibit A —                             Form of Assignment and Assumption

Exhibit B —                             Compliance Certificate

Exhibit C-1 —                  U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-2 —                  U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-3 —                  U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit C-4 —                  U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit D —                             Joinder Agreement

Exhibit E —                              Form of Increasing Lender Supplement — Existing Lender

Exhibit F —                               Form of Augmenting Lender Supplement — New Lender

Exhibit G —                             Form of Borrowing Request

Exhibit H —                            Form of Solvency Certificate

Exhibit I —                                 Form of Revolving Note

Exhibit J —                                 Form of Term Note

Exhibit K —                             Form of Interest Election Request

CREDIT AGREEMENT dated as of February 25, 2016 (the “Effective Date”) (as it may be amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among VIRTUSA CORPORATION, a Delaware corporation having its chief executive office at 2000 West Park Drive, Westborough, Massachusetts 01581, as the Borrower, the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I.
Definitions

SECTION 1.01              Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any transaction or series of related transactions resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person (other than an existing Subsidiary), or any business or division of any Person (other than an existing Subsidiary), (b) the acquisition of in excess of fifty percent (50%) of the stock (or other Equity Interest) with ordinary voting power of any Person (other than an existing Subsidiary), or (c) the acquisition of another Person (other than an existing Subsidiary) by a merger, amalgamation or consolidation or any other combination with such Person.

“Additional Lender” has the meaning assigned to such term in Section 2.21.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders hereunder, and any successor administrative agent hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to it in Section 9.01(d).

“Aggregate Revolving Commitment” means the aggregate amount of the Revolving Commitments of all of the Lenders, as reduced or increased from time to time pursuant to the terms and conditions hereof.  As of the Effective Date, the Aggregate Revolving Commitment is $100,000,000.

“Agreement” has the meaning assigned to such term in the preamble.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the FRBNY Rate in effect on such day plus ½ of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, the Adjusted LIBO Rate for any day shall be based on the LIBO Rate at approximately 11:00 a.m. London time on such day, subject to the interest rate floors set forth therein.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the FRBNY Rate or the Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means all laws, rules, and regulations relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, all laws, rules, and regulations comprising or implementing the Bank Secrecy Act, any Sanctions laws and the laws, rules, and regulations administered by OFAC.

“Applicable Percentage” means, at any time with respect to any Lender, (a) with respect to Revolving Loans or LC Exposure, the percentage equal to a fraction, the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitment; provided, that if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, after giving effect to any assignments; provided further, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the foregoing calculation; and (b) with respect to Term Loans, a percentage equal to a fraction, the numerator of which is the aggregate outstanding principal amount of such Lender’s Term Loans and the denominator of which is the sum of the aggregate outstanding principal amount of all Term Loans and unfunded Term Loan Commitments; provided, that in the case of Section 2.20 when a Defaulting Lender shall exist, any such Defaulting Lender’s Credit Exposure and unused Commitments shall be disregarded in the foregoing calculation.

“Applicable Rate” means, for any day, with respect to any Eurodollar Loan or ABR Loan or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “Applicable Rate for Eurodollar Loans”, “Applicable Rate for ABR Loans” or “Applicable Rate for Commitment Fee”, as the case may be, based on the Consolidated Total Leverage Ratio applicable on such date:

Pricing Level	Consolidated Total Leverage Ratio	Applicable Rate for Eurodollar Loans	Applicable Rate for ABR Loans	Applicable Rate for Commitment Fee
I	< 1.50:1.00	2.25%	1.25%	0.30%
II	> 1.50:1.00 and < 2.50:1.00	2.50%	1.50%	0.35%
III	> 2.50:1.00	2.75%	1.75%	0.40%

For purposes of the foregoing, (a) the Consolidated Total Leverage Ratio shall be determined as of the end of each fiscal quarter of the Borrower and its Subsidiaries based on the financial statements delivered pursuant to Section 5.01(a) or (b) and the corresponding certificate delivered pursuant to Section 5.01(d); and (b) each change in the Applicable Rate resulting from a change in the Consolidated Total Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such financial statements and certificate indicating such change and ending on the date immediately preceding the effective date of the next change in the Applicable Rate; provided, unless waived with the written consistent of the Required Lenders, Pricing Level III set forth above shall apply if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b) or the corresponding certificate required to be delivered by it pursuant to Section 5.01(d), during the period from the expiration of the time for delivery thereof until such financial statements and certificate are delivered.  Pricing Level II set forth above shall apply during the period commencing on and including the Effective Date and ending on the date immediately preceding the delivery of financial statements covering the fiscal quarter of the Borrower and its Subsidiaries ending June 30, 2016, pursuant to Section 5.01(b) and the corresponding certificate pursuant to Section 5.01(d).

If at any time the Administrative Agent reasonably and in good faith determines that the financial statements or compliance certificate upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), the Administrative Agent shall notify the Borrower in writing and, subject to confirmation by the Borrower of such error (which confirmation shall not be unreasonably withheld or delayed), the Borrower shall be required to retroactively pay any additional amount that the Borrower would have been required to pay if such financial statements and compliance certificate had been accurate at the time they were delivered.

“Approved Fund” has the meaning assigned to it in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section

9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Augmenting Lender” has the meaning assigned to such term in Section 2.21(a).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Amount” means, as of any date of determination, an amount, determined on a cumulative basis, equal to $50,000,000, plus, without duplication:

(a)                                 the cumulative amount of all cash contributions to the common capital of the Borrower or the amount of Net Proceeds actually received by the Borrower from the issuance of any Equity Interests (other than Disqualified Equity Interests) on or after the Effective Date, plus

(b)                                 an amount equal to any returns of original principal or capital accounts actually received by the Borrower or any of the Subsidiaries in cash in respect of any Investments made after the Effective Date pursuant to Section 6.04(z), minus

(c)                                  the sum of (i) the aggregate amount of Investments made after the Effective Date pursuant to Section 6.04(z), (ii) the aggregate amount of Restricted Payments made after the Effective Date pursuant to clause (x) of Section 6.06(a), and (iii) the aggregate amount of prepayments of Subordinated Indebtedness.

“Banking Services” means any of the following bank services provided to the Borrower or any Subsidiary by any Banking Services Provider:  (a) credit cards for commercial customers (including “commercial credit cards” and purchasing cards), (b) stored value cards and (c) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into in connection with Banking Services.

“Banking Services Provider” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Banking Services Agreement, in its capacity as a party thereto, or (ii) with respect to any Banking Services Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Blocked Person” means any Person: (a) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Laws; (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (e) a Person that is named on the most current OFAC lists or a Person owned or controlled by a Person or Persons on the current OFAC lists of designated persons under Anti-Terrorism Laws and Sanctions laws.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means Virtusa Corporation, a Delaware corporation.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) Term Loans of the same Type and currency (if applicable), made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, for any period, with respect to any Person, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) during such period by such Person for the acquisition or leasing (pursuant to a capital lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that should be capitalized under GAAP on a consolidated balance sheet of such Person, but excluding (i) the purchase price of equipment that is purchased contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time, (ii) Permitted Acquisitions and other Investments permitted pursuant to Section 6.04, and (iii) any expenditures which are contractually required to be, and are, reimbursed to the Loan Parties in cash by a third party (including landlords) during such period of calculation.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof), of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were not (i) directors of the Borrower on the date of this Agreement or (ii) nominated, approved or appointed by the board of directors of the Borrower; (c) the Borrower shall cease to own, directly or indirectly, free and clear of all Liens or other encumbrances (other than Permitted Encumbrances), all of the outstanding Equity Interests of Virtusa Securities Corporation and InSource, LLC (other than pursuant to transactions permitted under Sections 6.03 and 6.12); or (d) the Borrower or its direct or indirect Subsidiaries shall cease to own and hold, free and clear of all Liens and other encumbrances (other than Permitted Encumbrances), at least 50.1% of the aggregate outstanding shares or other Equity Interests of Target (other than, only after the Delayed Draw Term Loan Commitment Termination Date, pursuant to transactions permitted under Section 6.03 and 6.12).

“Change in Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary,  (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Administrative Agent, on behalf of the Secured Parties, to secure the Secured Obligations.  For greater certainty, the term “Collateral” excludes all “Excluded Property” as defined in Collateral Documents.

“Collateral Documents” means, collectively, the Security Agreement, Trademark Security Agreement, and Patent Security Agreement and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create or perfect Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, pledges, powers of attorney relating to any of the foregoing, and collateral assignments or similar collateral documents, whether heretofore, now or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent.

“Cost Savings” has the meaning assigned to it in the definition of “Consolidated EBITDA”.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment and Term Loan Commitment.  The initial amount of each Lender’s Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Commitment, as applicable.  .

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to it in Section 9.01(d).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated” or “consolidated” means, with reference to any term defined herein, that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

“Consolidated EBITDA” means, with reference to any period, Consolidated Net Income for such period plus

(a)                                                   without duplication, to the extent deducted (and not added back) in determining such Consolidated Net Income for such period,

(i)                                     Consolidated Interest Expense  (including net losses (or gains) on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, unused line fees, letter of credit fees, facing fees and bank guaranty fees), net of interest income;

(ii)                                  the provision for taxes based on income, profits or capital, including federal, foreign, state, local, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) net of any tax credits;

(iii)                               depreciation expense;

(iv)                              amortization expense;

(v)                                 fees and expenses incurred during such period in connection with any Permitted Acquisitions, sale of assets outside the ordinary course of business, and Investments permitted under Section 6.04 (a) consummated during such period and (b) to the extent not consummated, in an aggregate amount for all such transactions in this clause (v)(b), together with those set forth in clause (vi), not to exceed $5,000,000 during any twelve (12) month period;

(vi)                              any non-cash loss from any sale of assets outside the ordinary course of business; provided that aggregate amount of all add-backs in this clause (vi), together with those set forth in clause (v)(b), shall not exceed $5,000,000 during any twelve (12) month period;

(vii)                           non-cash equity-based compensation expenses for such period;

(viii)                        fees and expenses incurred during such period in connection with the Loan Documents and the Transactions;

(ix)                              extraordinary and non-recurring losses or expenses;

(x)                                 the amount of, any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary;

(xi)                              the amount of unamortized fees, costs, prepayment premiums and expenses previously paid in cash and capitalized and subsequently expensed in connection with the repayment of Indebtedness and any required prepayment premiums in connection therewith during such period;

(xii)                           any expenses and payments covered by third party indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangement, or otherwise reimbursed or reimbursable by a third party, to the extent that such expenses and payments have been paid or reimbursed in cash during such period;

(xiii)                        the amount of any cash restructuring and similar charges, severance costs, lease termination costs, retention, recruiting and relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, stock-option or equity-based compensation expenses, transition costs, costs related to the closure or consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, and other one-time expenses not otherwise added back to Consolidated EBITDA; provided that aggregate amount of all add-backs in this clause (xiii) shall not exceed $5,000,000 during any twelve (12) month period;

(xiv)                       the amount of “run-rate” cost savings, synergies and operating expense reductions (the “Cost Savings”) realized or projected by the Borrower in good faith and certified by an officer of the Borrower in writing to result from actions taken or with respect to which substantial steps have been taken prior to the last day of such measurement period (or reasonably anticipated to be taken or initiated within eighteen (18) months after the date of the relevant event or transaction) with respect to integrating, consolidating or discontinuing operations, headcount reductions or closure of facilities, or otherwise, in each case resulting from the Transactions, other acquisitions (whether before or after the Effective Date), dispositions outside the ordinary course of business permitted hereunder, restructurings or cost savings initiatives, which cost savings, synergies and operating expense reductions shall be calculated on a Pro Forma Basis as though they had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions that are otherwise included in the calculation of Consolidated EBITDA; provided that (i) an officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Administrative Agent that such cost savings, synergies, operating improvements and operating expense reductions, as the case may be, are directly attributable to the applicable transaction or initiative, reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith determination of the Borrower), within eighteen (18) months after the relevant transaction or initiative, and (ii) the aggregate amount of all add-backs pursuant to this clause (xiv) shall not exceed 10% of Consolidated EBITDA (calculated without giving effect to this clause (xiv)) for such twelve (12) month period; and

(xv)                          to the extent not already covered in clauses (a)(i) through (a)(xiv) above, all other non-cash charges, expenses and losses for such period;

minus (b) without duplication and to the extent included in such Consolidated Net Income for such period, (i) any cash payments made during such period in respect of items described in clauses (a)(vi), (a)(vii), (a)(ix) or (a)(xv) above subsequent to the fiscal quarter in which the relevant non-cash expenses or losses were taken or incurred, and (ii) extraordinary or non-recurring income or gains, all calculated for the Borrower and its Subsidiaries on a consolidated basis.

For the purposes of calculating Consolidated EBITDA for any Reference Period, (x) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any sale or disposition of assets or series of related sales or dispositions of assets (other than to any Loan Party), the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such sale or disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period, and (y) if during such Reference Period the Borrower or any Subsidiary shall have made any Permitted Acquisition or other Investments permitted hereunder, Consolidated EBITDA for such Reference Period shall be calculated after giving effect thereto on a pro forma basis as if such Permitted Acquisition or other Investment (including the incurrence or assumption of any Indebtedness in connection therewith) had occurred on the first day of such Reference Period, without duplicating any other add-back to Consolidated EBITDA.

“Consolidated Funded Debt” means all Indebtedness of the types described in clauses (a) (solely with respect to obligations for borrowed money), (b), (e), (h) and (k) and, to the extent related to Indebtedness of such types, clauses (f) and (g) of the definition of “Indebtedness,” and all Guarantees in respect of any of the foregoing; provided that, with respect to such clauses (e) and (k), all obligations in respect of the deferred purchase price of property or services and obligations under any earn-out shall, in each case, be included only if and to the extent such obligations remain unpaid following the due date thereof.

“Consolidated Interest Expense” means, for any period, for the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period, all interest expense (including interest expense under Capital Lease Obligations that is treated as interest in accordance with GAAP) with respect to all outstanding Indebtedness of the Borrower and the Subsidiaries allocable to such period in accordance with GAAP (including all commissions, discounts and other fees and charges owed with respect to letters of credit) less interest income.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated in accordance with GAAP on a consolidated basis (without duplication) for such period.

“Consolidated Total Leverage Ratio” means, as of the last day of any fiscal quarter, the ratio of (a) Consolidated Funded Debt as of such date to (b) Consolidated EBITDA for the Reference Period ended on such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of such Lender’s (i) Term Loans outstanding at such time and (ii) the Delayed Draw Term Loan Commitment at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit, (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, or (iv) comply with its obligations under this Agreement,, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s (x) receipt of such certification in form and substance satisfactory to it and the Administrative Agent, and (y) becoming compliant with its obligations under this Agreement, or (d) has become the subject of a Bankruptcy Event.

“Delayed Draw Term Loans” has the meaning set forth in Section 2.01(c).

“Delayed Draw Term Loan Commitment” means, in aggregate, the undrawn portion of the Term Loan Commitment available for Delayed Draw Term Loans, which shall be equal to an aggregate amount of the Term Loan Commitment minus the principal amount of Term Loans funded on the Effective Date and the aggregate amount of any Delayed Draw Term Loans previously funded under the terms of Section 2.01(c); and, with respect to each Lender, the commitment of such Lender to make Delayed Draw Term Loans hereunder which shall be determined by its Applicable Percentage of the aggregate Delayed Draw Term Loan Commitment.

“Delayed Draw Term Loan Commitment Termination Date” means August 25, 2016.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.

“Disqualified Equity Interests” means Equity Interests that by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable), or upon the happening of any event, (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof, in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation, on a fixed date or otherwise, prior to the first anniversary of the then Latest Maturity Date at such time, or (c) are convertible or exchangeable, automatically or at the option of any holder thereof, into any debt securities or any Equity Interest referred to in clause (a) or (b) above, prior to the first anniversary of the then Latest Maturity Date at such time; provided that if such Equity Interests are issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.

“dollars” or “$” refers to lawful money of the U.S.

“Domestic Subsidiary” means any Subsidiary that is a corporation, limited liability company, partnership or similar business entity incorporated, formed or organized under the laws of the United States, any State of the United States or the District of Columbia.

“EDGAR System” means the Electronic Data Gathering Analysis and Retrieval System owned and operated by the SEC or any replacement system.

“Effective Date” has the meaning assigned to it in the introductory paragraph of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests”  means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Person” means any competitor of Borrower or its Subsidiaries identified by Borrower in writing to Lenders from time to time; provided, however, that no state or federally-chartered bank, savings and loan or other regulated financial institution (including financial institutions regulated by a Governmental Authority of any nation or any political subdivision thereof or any central bank or supranational entity, such as the European Union) shall be an Excluded Person.

“Excluded Subsidiary” means (a) any Subsidiary that is by applicable law or regulation or contractual obligations existing on the date of this Agreement (or, in the case of any newly acquired or organized Subsidiary, in existence at the time of acquisition or organization but not entered into in contemplation thereof) from guaranteeing the Obligations, (b) any Subsidiary with respect to which the Administrative Agent and the Borrower agree that the burden or cost or other consequences (including any material adverse tax consequences) of providing a guarantee of the Obligations would be excessive in view of the practical benefits to be obtained by the Lenders therefrom, (c) any Foreign Subsidiary of the Borrower or of any other direct or indirect Domestic Subsidiary or any Domestic Subsidiary of a Foreign Subsidiary that is a CFC, (d) any direct or indirect Domestic Subsidiary if it has no material assets other than Equity Interests or indebtedness of one or more Foreign Subsidiaries that are CFCs, (e) any Subsidiary that is a captive insurance company, (f) any Subsidiary that is a Massachusetts Securities Corporation, (g) any Subsidiary that is a special purpose entity reasonably satisfactory to the Administrative Agent, (h) any Immaterial Subsidiary, and (i) any joint venture.

“Excluded Swap Obligations” means, with respect to any Loan Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Guarantor of, or the grant by such Loan Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Loan Guarantor’s failure for any reason to constitute an “eligible contract participant” (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Loan Guarantor) as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Guarantor, or the grant of such security interest, becomes effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) the Commodity Exchange Act (or any successor provision thereto), at the time the Guarantee of such Loan Guarantor, or the grant of such security interest, becomes or would become effective with respect to such related Swap Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Credit Agreement dated as of December 31, 2013, among Virtusa Corporation, as borrower, the other loan parties thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 1.01A.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the FRBNY based on such day’s federal funds transactions depository institutions (as determined in such manner as the New York Fed shall set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as the federal funds effective rate.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fixed Charge Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period minus the aggregate amount of Capital Expenditures made during such period (to the extent not financed with Indebtedness (other than Revolving Loans), an issuance of Equity Interests or capital contributions, or proceeds of asset sales, the proceeds of casualty insurance used to replace or restore assets), to (b) Fixed Charges for such period, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, for any period, without duplication, regularly scheduled Consolidated Interest Expense paid in cash for such period, plus regularly scheduled amortization payments on Indebtedness in cash during such period (regularly scheduled amortization payments shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period), plus expense for income taxes paid in cash for such period, plus the interest component of Capital Lease Obligation payments for such period paid in cash, all calculated for the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP except as otherwise stated above.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not incorporated under the laws of the United States or its territories or possessions.

“FRBNY” means the Federal Reserve Bank of New York.

“FRBNY Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day; provided that if both such rates are not so published for any day that is a Business Day, the term “FRBNY Rate” means the rate quoted for such day for a federal funds transaction at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranteed Obligations” has the meaning assigned to such term in Section 10.01.

“Guarantor Payment” has the meaning assigned to such term in Section 10.11.

“Guarantors” means each Subsidiary of the Borrower, any other guarantors of the Guaranteed Obligations, and any other Person who becomes a party to this Agreement pursuant to Section 5.11 or a Joinder Agreement and their successors and assigns; provided, however, that in no case shall an Excluded Subsidiary be a Guarantor.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Home Page” means the Borrower’s corporate home page on the World Wide Web accessible through the Internet via the universal resource locator (URL) identified as http://www.virtusa.com or such other universal resource locator that it shall designate in writing to the Agent as its corporate home page on the World Wide Web.

“Historical Financial Statements” means (a) the audited consolidated balance sheets of the Borrower and its Subsidiaries as of March 31, 2014 and March 31, 2015 and the related audited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal years, in each case, prepared in accordance with GAAP, and (b) unaudited consolidated balance sheets  of the Borrower and its Subsidiaries as of June 30, 2015, September 30, 2015 and December 31, 2015 and the related unaudited consolidated statements of income, shareholders’ equity and cash flows of the Borrower and its Subsidiaries for such fiscal quarters.

“Immaterial Subsidiary” means each of the Subsidiaries listed on Schedule 1.01B and each other Subsidiary (other than a Guarantor) designated as an “Immaterial Subsidiary” from time to time by the Borrower in a written notice to the Administrative Agent; provided that (i) no Immaterial Subsidiary shall, individually, comprise more than two and a half percent (2.5%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period (it being understood and agreed that if, at any time, any designated Immaterial Subsidiary exceeds such threshold, it shall automatically cease to be an Immaterial Subsidiary until such time, if any, as the Borrower may re-designate it as an “Immaterial Subsidiary” in accordance herewith), and (ii) all Immaterial Subsidiaries shall not, collectively, comprise more than five percent (5%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

“Impacted Interest Period” has the meaning assigned to it in the definition of “LIBO Rate.”

“Increasing Lender” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan” has the meaning assigned to such term in Section 2.21(a).

“Incremental Term Loan Amendment” has the meaning assigned to such term in Section 2.21(e).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business and not more than 90 days overdue), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, in each case, to the extent not cash collateralized, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) obligations under any earn-out to the extent recognized under GAAP, (l) any Off-Balance Sheet Liability, and (m) net obligations payable at the termination of any and all Swap Agreements, determined by reference to the Swap Termination Value thereof to the extent not cash collateralized.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a) hereof, Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to it in Section 9.04(b).

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.08, in the form of Exhibit K or any other form reasonably approved by the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan, the first Business Day of each fiscal quarter and the Maturity Date, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than one month’s duration, each day prior to the last day of such Interest Period that occurs at intervals of one month’s duration after the first day of such Interest Period.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.  For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated  Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period for which the LIBO Screen Rate is available for the applicable currency) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable currency) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as applied to the Borrower and its Subsidiaries, (a) the purchase or acquisition of any Equity Interest, evidence of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of any other Person (including any Subsidiary), (b) any loan, advance or extension of credit (excluding accounts receivable arising in the ordinary course of business and not more than 90 days overdue) to, or contribution to the capital of, or Guarantee of any obligations of, any other Person (including any Subsidiary), (c) any other investment or interest in any other Person (including any Subsidiary), and (d) any Acquisition. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or equity thereon (without adjustment by reason of the financial condition of such other Person) and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property exchanged.

“Investment Policy” means the Fifth Amended and Restated Virtusa Corporation Investment Policy and Procedures approved on May 28, 2015 by the Audit Committee of the board of directors of the Borrower and as in effect on November 5, 2015, or as amended with the consent of the Administrative Agent in its discretion (such consent not to be unreasonably withheld, conditioned or delayed).

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means JPMorgan Chase Bank, N.A., Bank of America, N.A., and any other Lender that agrees to act as an Issuing Bank, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.06(i).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.  Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit D.

“Latest Maturity Date” means, at any date of determination, the latest maturity date applicable to any Loan or Commitment hereunder at such time (and excluding any earlier acceleration of the Loans or termination of the Commitments), in each case as extended in accordance with this Agreement from time to time.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.  For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 2.06(k).  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lead Arrangers” means JPMorgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated in their capacity as the Lead Arrangers and Joint Bookrunners.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on Schedule 2.01A and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued or deemed to be issued pursuant to this Agreement and shall include the Existing Letters of Credit issued by the Lenders.

“Letter of Credit Commitment” means, with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit hereunder.  The initial amount of each Issuing Bank’s Letter of Credit Commitment is set forth on Schedule 2.01B, or if an Issuing Bank has entered into an Assignment and Assumption, the amount set forth for such Issuing Bank as its Letter of Credit Commitment in the Register maintained by the Administrative Agent.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for U.S. Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated  Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“LIBO Screen Rate” has the meaning assigned to it in the definition of “LIBO Rate.”

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities. In no event shall an operating lease be deemed to be a Lien.

“Loan Documents” means, collectively, this Agreement, each note delivered pursuant to this Agreement, each Letter of Credit application, the Collateral Documents and any other agreements, instruments, documents and certificates executed by or on behalf of any Loan Party and delivered to or in favor of the Credit Parties concurrently herewith or hereafter in connection with the Transactions hereunder.  Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party (other than the Borrower).

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means the Borrower and each Guarantor.

“Loans” means the loans and advances made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned thereto in Regulation U of the Board.

“Massachusetts Securities Corporation” means any Domestic Subsidiary that is classified as a “security corporation” by the Massachusetts Department of Revenue pursuant to Massachusetts General Law c. 63, § 38B, or any successor statute.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition, of the Borrower and its Subsidiaries (including after giving effect to the Polaris Acquisition, the Target) taken as a whole, (b) the ability of the Borrower, or of the Guarantors taken as a whole, to perform any of their material obligations under this Agreement and the other Loan Documents, (c) the Collateral (taken as a whole), or the

Administrative Agent’s liens (on behalf of itself and the other Secured Parties) on a material portion of the Collateral or the priority of such liens or (d) the material rights of or remedies available to the Lenders under this Agreement or any other Loan Document taken as a whole.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $15,000,000.  For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means February 24, 2021.

“Maximum Liability” has the meaning assigned to such term in Section 10.10.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received in cash, (ii) in the case of a casualty, casualty insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event (including legal and accounting fees), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than the Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (a) requires the approval of all Lenders, all Lenders of a particular Class or Type of Loan, or all affected Lenders in accordance with the terms of Section 9.02 and (b) has been approved by the Required Lenders, the Required Term Lenders, or the Required Revolving Lenders, as applicable.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, substantially in the form of Exhibit I and Exhibit J hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any debtor relief laws naming the Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person, or (c) any indebtedness, liability or obligation arising with respect to any other transaction which is the functional equivalent of borrowing but which does not constitute a liability on the balance sheet of such Person (other than operating leases).

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.—managed banking offices of depository institutions (as such composite rate shall be determined by the FRBNY as set forth on its public website from time to time) and published on the next succeeding Business Day by the FRBNY as an overnight bank funding rate (from and after such date as the New York Fed shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patent Security Agreement” means that certain Patent Security Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition by the Borrower or any Subsidiary that satisfies all of the following conditions:

(a)   (i) immediately prior to signing of the applicable purchase or acquisition agreement, and immediately after giving effect to such signing, no Default or Event of Default shall have occurred, exist and be continuing and (ii) immediately before the consummation thereof and giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, no Event of Default shall have occurred, exist and be continuing under Sections 7.01(a), (b), (h), (i) or (j);

(b)   immediately after giving effect to such Acquisition the Borrower shall be in compliance with Section 6.03(b);

(c)   such Acquisition is not hostile (i.e. the board of directors or other governing body of the acquired business has consented to such Acquisition) or has been approved by a court in a bankruptcy or an insolvency proceeding;

(d)   immediately after giving effect to such Acquisition and the incurrence or assumption of any Indebtedness in connection therewith, the Borrower shall be in compliance on a Pro Forma Basis with the Consolidated Total Leverage Ratio financial covenant set forth in Section 6.10(b) (but reduced by 0.25 to 1.00) as of the most recent fiscal quarter end for which financial statements are available, and the Borrower shall have delivered to the Administrative Agent a certificate demonstrating such compliance on a Pro Forma Basis as required pursuant to this clause (d), including its calculations of pro forma Consolidated Funded Debt and pro forma Consolidated EBITDA, in each case in form and substance satisfactory to the Administrative Agent;

(e)   to the extent required in accordance with Sections 5.10 and 5.11, (i) the property, assets and businesses acquired in such Acquisition shall become Collateral, (ii) any such newly created or acquired Subsidiary that is required to become a Guarantor shall become a Guarantor and (iii) in the case of an Acquisition involving the merger, amalgamation or consolidation of any Loan Party, the surviving entity shall be or shall become concurrently with such Acquisition a Loan Party; provided, that if any security interest in any Collateral (including the creation or perfection of any security interest) is not or cannot reasonably be created and/or perfected on the closing date of such Permitted Acquisition after Borrower’s use of commercially reasonable efforts to do so, or without undue burden or expense, then the creation and/or perfection of any such Collateral shall not constitute a requirement to close such Permitted Acquisition, but instead shall be created and/or perfected within 90 days after the closing date of such Permitted Acquisition or such later date as the Administrative Agent may reasonably agree; and

(f)    the Borrower has given the Administrative Agent at least 5 Business Days’ (or such shorter period to which the Administrative Agent may agree in its sole discretion) prior written notice of such Acquisition, and the Borrower has provided the Administrative Agent with such information and data relating to such Acquisition as may be reasonably requested by any Credit Party through the Administrative Agent; provided that such information or data shall be required only to the extent it is reasonably available without undue burden to the Borrower.

“Permitted Encumbrances” means:

(a)   Liens for Taxes to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.04;

(b)   real property lessors’, carriers’, laborers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)   pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations or other similar legislation, or in connection with appeal and similar bonds incidental to litigation;

(d)  (i) pledges and deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business (including such deposits to secure letters of credit issued for such purpose) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(e)   judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a)   Investments made in accordance with the Investment Policy;

(b)   direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(c)   investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d)   investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 270 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(e)   fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(f)    money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000; and

(g)   in the case of any Foreign Subsidiary, other short-term investments that are analogous to the foregoing, and are of comparable credit quality.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Polaris Acquisition” means (a) the acquisition by the Borrower through its direct or indirect wholly-owned Subsidiary, Virtusa Consulting Services Private Limited (the “Acquirer”), of at least 50.1% of the outstanding shares or other Equity Interests of Polaris Consulting & Services Limited, a company headquartered and listed in India and its subsidiaries (collectively, the “Target”), and (b) the establishment and funding of the Polaris Escrow Account, in each case pursuant to the Polaris Acquisition Agreement.

“Polaris Acquisition Agreement” means the Share Purchase Agreement dated as of November 5, 2015, executed by Acquirer, Target, the persons set forth on the signature pages thereto and becoming party thereto as the “Sellers” (together with all exhibits, schedules and disclosure letters thereto, and as the same may be amended in accordance with the terms of this Agreement).

“Polaris Escrow Account” means a noninterest bearing escrow account opened by the Acquirer as security for the performance of its obligations pursuant to or otherwise in connection with the Polaris Acquisition Agreement in accordance with the terms of Regulation 17 of the SEBI Takeover Regulations.

“Polaris Investments” has the meaning assigned to it in Section 6.01(n).

“Polaris Tender Offer” means that certain public tender offer to acquire up to 26% of the outstanding shares or other Equity Interests of the Target.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A. as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Basis” means, with respect to compliance with any test or covenant, that Consolidated EBITDA shall be calculated giving effect to (a) additional add backs (subject to the cap or limitation on the amount of each add back or type of add back set forth in the definition of Consolidated EBITDA) which are (i) determined by Borrower on a basis consistent with Article 11 of Regulation S-X promulgated under the Exchange Act and as interpreted by the staff of the Securities and Exchange Commission (or any successor agency); (ii) recommended by any due diligence quality of earnings report conducted by (y) a firm of independent public accountants of recognized national standing or (z) any other accounting firm reasonably satisfactory to the Administrative Agent, selected by the Borrower and retained by the Borrower; or (iii) otherwise determined in such other manner reasonably acceptable to the Administrative Agent, and (b) pro forma adjustments, without duplication for any add backs otherwise added back in Consolidated EBITDA, in each case as if such Acquisition, Permitted Acquisitions, related Indebtedness, or permitted asset sales, synergies, cost savings, fees, costs or expenses had occurred at the beginning of the applicable period; provided further, for the avoidance of doubt, that notwithstanding the foregoing, the caps or limitations on the amounts of respective add backs set forth in the definition of Consolidated EBITDA will not be exceeded.

“Projections” has the meaning assigned to such term in Section 5.01(f).

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests other than Disqualified Equity Interests.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” means, as of the last day of any fiscal quarter, the period of four (4) consecutive fiscal quarters of the Borrower and its Subsidiaries ending on such date.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrower’s assets from information furnished by or on behalf of the Borrower, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, at any time, subject to Section 2.20(b), Lenders having Credit Exposures and unused Commitments representing more than fifty percent (50%) of the sum of the total Credit Exposures and unused Commitments at such time; provided that, for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent, any Lender that is the Borrower, or any Affiliate of the Borrower, shall be deemed to have voted on a pro rata basis based on the aggregate votes of the other Lenders.

“Required Revolving Lenders” means, at any time, subject to Section 2.20(b),  Revolving Lenders having Revolving Credit Exposures and unused Revolving Commitments representing more than fifty percent (50%) of the sum of the total Revolving Credit Exposures and unused Revolving Commitments at such time.

“Required Term Lenders” means, at any time, subject to Section 2.20(b),  Term Lenders having Term Loans and unused Term Loan Commitments representing more than fifty percent (50%) of the sum of the aggregate principal amount of all Term Loans and the total unused Term Loan Commitments at such time.

“Requirement of Law” means, as to any Person, the certificate or articles of incorporation or organization and bylaws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” of any Person means the chief executive officer, president or any Financial Officer of such Person, and any other officer (or, in the case of any such Person that is a Foreign Subsidiary, director or managing partner or similar official) of such Person with responsibility for the administration of the obligations of such Person under this Agreement.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower, excluding any tax payments made by Borrower pursuant to the vesting, exercise or other taxable event with respect to such awards of Equity Interests of employees or directors of Borrower and its Subsidiaries, on behalf of such employees or directors,  pursuant to or under the terms and conditions of the Borrower’s 2007 Stock Option and Incentive Plan or the 2015 Stock Option and Incentive Plan, as amended and related agreements thereto.

“Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (c) increased from time to time pursuant to Section 2.21.  The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01A, or in the Assignment and Assumption or other documentation contemplated hereby pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” means a revolving loan made by a Revolving Lender pursuant to Section 2.03.

“S&P” means Standard & Poor’s.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the Securities and Exchange Commission of the United State of America.

“Secured Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) under any and all Banking Services Agreements with a Banking Services Provider.

“Secured Obligations” means, collectively, all Obligations, Secured Swap Obligations and Secured Banking Services Obligations.

“Secured Parties” means, collectively, the holders of the Secured Obligations from time to time and shall include (a) each Lender and the Issuing Bank in respect of their Loans and LC Exposure, (b) the Administrative Agent, the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Loan Parties of every type and description arising under or in connection with this Agreement or any other Loan Document, (c) each Swap Provider and Banking Services Provider in respect of Secured Swap Obligations and Secured Banking Services Obligations, (d) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Loan Parties to such Person hereunder and under the other Loan Documents, and (e) the respective successors and (in the case of a Lender, permitted) transferees and assigns of the foregoing Persons.

“Secured Swap Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder with a Swap Provider, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any such Swap Agreement transaction; provided, however, that for any applicable Guarantor, the Secured Swap Obligations shall not include Swap Obligations that constitute Excluded Swap Obligations with respect to such Guarantor.

“Security Agreement” means that certain Pledge and Security Agreement, dated as of the date hereof, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and any other pledge or security agreement securing the Secured Obligations entered into after the date of this Agreement by any other Loan Party (as required by this Agreement or any other Loan Document) or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Solvency Certificate” means the solvency certificate executed and delivered by a Financial Officer of the Borrower on the Effective Date, substantially in the form of Exhibit H.

“Solvent” means, with respect to the Borrower and its Subsidiaries, on a consolidated basis, that as of the date of determination (a) the fair value of the assets of the Borrower and its Subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and its Subsidiaries, on a consolidated basis, will be or is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and its Subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.

“Specified Acquisition Agreement Representations” means the representations and warranties made by or with respect to the Target in the Polaris Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Borrower (or any of its Affiliates) has the right, pursuant to the Polaris Acquisition Agreement, to terminate its obligations under the Polaris Acquisition Agreement to consummate the Polaris Acquisition (or the right not to consummate the Polaris Acquisition pursuant to the Polaris Acquisition Agreement) as a result of a breach of such representations and warranties.

“Specified Representations” means the representations and warranties made by the Borrower and the Guarantors set forth in Section1 3.01 (solely with respect to the Borrower and the Guarantors), Section 3.02 (solely with respect to the execution, delivery and performance of the Loan Documents), Section 3.03 (solely with respect to the execution, delivery and performance of the Loan Documents, the incurrence of Indebtedness thereunder and the granting of the Guarantees and security interests in respect thereof), Section 3.08, Section 3.13, Section 3.16 (subject to the penultimate paragraph of Section 4.01), Section 3.18 (solely with respect to the Borrower and the Guarantors), and Section 3.20.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board).  Such reserve percentage shall include those imposed pursuant to such Regulation D.  Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation.  The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” means any Indebtedness of the Borrower or any Subsidiary that is expressly subordinated in right of payment and performance to the Obligations to the written satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligation” means any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that (i) is a Lender or an Affiliate of a Lender at the time it enters into the applicable Swap Agreement with the Borrower or a Guarantor, in its capacity as a party thereto, or (ii) with respect to any Swap Agreement existing as of the Effective Date, is a Lender or an Affiliate of a Lender as of the Effective Date, in its capacity as a party thereto, in each case together with such Person’s successors and permitted assigns.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Target” has the meaning assigned to it in the definition of “Polaris Acquisition.”

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or holding Term Loans.

“Term Loan Commitment” means, with respect to each Lender, the commitment of such Lender to make Term Loans hereunder (including the Delayed Draw Term Loan Commitment).  The initial amount of each Lender’s Term Loan Commitment (including the Delayed Draw Term Loan Commitment) is set forth on Schedule 2.01A, or in the Assignment and Assumption or

other documentation contemplated hereby pursuant to which such Lender shall have assumed its Term Loan Commitment (including the Delayed Draw Term Loan Commitment), as applicable.

“Term Loans” means the term loans made by the Term Lenders to the Borrowers pursuant to Section 2.01.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, as the same may be amended, restated or otherwise modified from time to time.

“Transactions” means the execution, delivery and performance by each Loan Party of each Loan Document to which it is a party, the borrowing of Loans, the use of the proceeds thereof (including to consummate the Polaris Acquisition and, upon its consummation, the Polaris Tender Offer) and the issuance of Letters of Credit hereunder.

“Transfer Pricing Obligations” means any obligation, liability, any payable or payments owed and/or made by Borrower (or any Subsidiary) to or for a Subsidiary pursuant to transfer  pricing agreements with such Subsidiary.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“U.S.” means the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA Patriot Act” has the meaning assigned to such term in Section 9.15.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02              Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03              Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04              Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing and for the avoidance of doubt, notwithstanding any change in GAAP after the date hereof that would require lease obligations that would be treated as operating leases as of the date hereof to be classified and accounted for as capital leases or otherwise reflected on the Borrowers’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations (whether entered into as of the date hereof or thereafter) shall be treated in the same manner as operating leases are treated on the date hereof.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.05              Status of Obligations.  In the event that any Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, the Borrowers shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness.  Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding.

ARTICLE II.
The Credits

SECTION 2.01              Commitments.  Subject to the terms and conditions set forth herein:

(a)                                 Each Revolving Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10) in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Aggregate Revolving Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans; and

(b)                                 Each Term Lender agrees to make Term Loans to the Borrower on the Effective Date in an aggregate amount not to exceed such Lender’s Term Loan Commitment.  Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. Each Term Loan made to the Borrower on the Effective Date shall result in an immediate and permanent reduction in the Term Loan Commitment in the principal amount of such Term Loan so made, to be shared by the Term Lenders in accordance with Term Lender’s Applicable Percentage then in effect. Notwithstanding the foregoing, the definition of “Term Loans” shall include references to Delayed Draw Term Loans once the Delayed Draw Term Loans are funded; and

(c)                                  Each Term Lender will make loans to Borrower (“Delayed Draw Term Loans”) on no more than three (3) occasions following the Effective Date until the Delayed Draw Term Loan Commitment Termination Date, in such Term Lender’s Applicable Percentage of such aggregate amounts as Borrower may request for such Delayed Draw Term Loans; provided, that after giving effect to such Delayed Draw Term Loans, for each Lender, such Term Lender’s Applicable Percentage of the Delayed Draw Term Loans will not at any time exceed its Applicable Percentage of the Delayed Draw Term Loan Commitment.  Delayed Draw Term Loans that are repaid or prepaid by Borrower, in whole or in part, may not be reborrowed.  The amount of the Delayed Draw Term Loans must be a minimum of at least $500,000 or such lesser amount that is the remaining undrawn Delayed Draw Term Loan Commitment.  The Delayed Draw Term Loan Commitment shall automatically reduce to $0, and the commitments of Lenders to make Delayed Draw Term Loans shall automatically terminate, on the Delayed Draw Term Loan Commitment Termination Date.  All other terms and provisions of the Delayed Draw Term Loans (if any) shall be identical to the Term Loans.  Unless otherwise specifically provided herein, all references in the Loan Documents to Term Loans shall be deemed, unless the context otherwise requires, to include references to Delayed Draw Term Loans, once funded. The failure of any Lender to make any Delayed Draw Term Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Delayed Draw Term Loans as required. The Delayed Draw Term Loans shall amortize as set forth in Section 2.10.

SECTION 2.02              Loans and Borrowings.  (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Revolving Lenders ratably in accordance with their respective Revolving Commitments.  Each Term Loan shall be made as part of a Borrowing on the Effective Date consisting of Term Loans made by the Term Lenders ratably in accordance with their respective Term Loan Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. The Term Loans shall amortize as set forth in Section 2.10.

(b)                                 Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith.  Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c)                                  At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000.  At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e).  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 8 Eurodollar Revolving Borrowings outstanding.

(d)                                 Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03              Requests for Borrowings.  (I) To request a Term Loan Borrowing or a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing.  Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, electronic transmission or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower.  Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the aggregate amount of the requested Borrowing;

(ii)                                  the date of such Borrowing, which shall be a Business Day;

(iii)                               whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv)                              in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v)                                 the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing.  If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.  Promptly following receipt of a  Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04              [Reserved.]

SECTION 2.05              [Reserved.]

SECTION 2.06              Letters of Credit.(a)  General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12 to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such Subsidiary that is an account party in respect of any such Letter of Credit).

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) (x) the aggregate undrawn amount of all outstanding Letters of Credit issued by the Issuing Bank at such time plus (y) the aggregate amount of all LC Disbursements made the Issuing Bank that have not yet been reimbursed by or on behalf of the Borrower at such time shall not exceed its Letter of Credit Commitment, (ii) no Lender’s Revolving Credit Exposure shall exceed its Revolving Commitment and (iii) the sum of the total Revolving Credit Exposure plus the aggregate principal amount of outstanding Term Loans shall not exceed the total Commitments.  The Borrower may, at any time and from time to time, reduce the Letter of Credit Commitment of any Issuing Bank with the consent of such Issuing Bank; provided that the Borrower shall not reduce the Letter of Credit Commitment of any Issuing Bank if, after giving effect of such reduction, the conditions set forth in clauses (i) through (iii) above shall not be satisfied.

(c)                                  Expiration Date.  Each Letter of Credit shall expire (or be subject to termination by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that any Letter of Credit with a one year tenor may contain customary automatic renewal provisions acceptable to the Issuing Bank pursuant to which the expiration date of such Letter of Credit shall be automatically extended for a period of up to twelve (12) months (but not to a date later than the date set forth in clause (ii) above, except to the extent otherwise cash collateralized pursuant to arrangements reasonably acceptable to the Issuing Bank and the Administrative Agent).

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than

12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                   Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                  Disbursement Procedures.  The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made or notice of such LC Disbursement is received pursuant to Section 2.06(e), the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made or notice of such LC Disbursement is received pursuant to Section 2.06(e) to but excluding the date that the reimbursement is due and payable at the rate per annum then applicable to ABR Revolving Loans and such interest shall be due and payable on the date when such reimbursement is payable; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)                                     Replacement of the Issuing Bank.  The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b).  From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                    Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives written notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties (the “LC Collateral Account”), an amount in cash equal to 102% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII.  The Borrower also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Revolving Lenders), be applied to satisfy other Secured Obligations.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k)                                 LC Exposure Determination.  For all purposes of this Agreement, the amount of a Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at the time of determination.

(l)                                     Existing Letters of Credit.  On the Effective Date, the Existing Letters of Credit issued by the Lenders or their Affiliates shall automatically, and without any action on the part of any Person, be deemed to be Letters of Credit issued hereunder, and from and after the Effective Date shall be subject to and governed by the terms and conditions hereof.  In connection therewith, each Revolving Lender shall automatically, and without any action on the part of any Person, be deemed to have acquired from the Issuing Bank a participation in each such Existing Letter of Credit in accordance with Section 2.06(d).

SECTION 2.07              Funding of Borrowings.  (a)  Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders.  The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request or, absent such designation, at an account of the Borrower maintained with the Administrative Agent in New York City; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b)                                 Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans.  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.08              Interest Elections.  (a)  Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Each Term Loan Borrowing initially shall be comprised of ABR Loans or Eurodollar Loans. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)                                 To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.  Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c)                                  Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)                              if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)                                 Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                                  If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall (i) in the case of a Term Borrowing, be continued as a Eurodollar Borrowing for an additional Interest Period of one month or (ii) in the case of a Revolving Borrowing, be converted to an ABR Borrowing.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09              Termination and Reduction of Commitments.  (a)  Unless previously terminated (i) the Term Loan Commitment shall terminate on the Effective Date immediately after the funding of the Term Loans on the Effective Date, (ii) the Delayed Draw Term Loan Commitment shall terminate on the Delayed Draw Term Loan Commitment Termination Date, (iii) all other Commitments shall terminate on the Maturity Date and (iv)  notwithstanding the foregoing, all Commitments shall terminate on the date that is nine (9) Business Days after the Effective Date in the event that the Polaris Acquisition shall not have been consummated pursuant to the Polaris Acquisition Agreement resulting in the Borrower or its wholly-owned Subsidiary acquiring at least 50.1% of the outstanding shares (or other Equity Interests) of the Target or the Borrower shall not have obtained control of a majority of the Target’s board of directors (or equivalent governing body).

(b)                                 The Borrower may at any time terminate, or from time to time reduce, the Delayed Draw Term Loan Commitments; provided that (i) each reduction of the Delayed Draw Term Loan Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Delayed Draw Term Loan Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Delayed Draw Term Loans of all Delayed Draw Term Loan Lenders would exceed the total Delayed Draw Term Loan Commitments.

(c)                                  The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the total Revolving Credit Exposures of all Revolving Lenders would exceed the total Revolving Commitments.

(d)                                 The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraphs (b) or (c) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or transactions, in which case such notice may be revoked or extended by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent.  Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.10              Repayment of Loans; Evidence of Debt.  (a)  The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date. The Term Loans shall be paid, for the account of each Term Loan Lender, in the installments and on the dates set forth below, it being acknowledged that each installment shall be in the applicable percentage set forth below, which shall be (i) the applicable percentage of the original principal amount of the Term Loans funded on the Effective Date, plus (ii) if any Delayed Draw Term

Loans are funded, upon the end of the first full fiscal quarter after each such Delayed Draw Term Loans were funded, the applicable percentage of such Delayed Draw Term Loans funded on such date:

Date	Amount
June 30, 2016	1.25%
September 30, 2016	1.25%
December 31, 2016	1.25%
March 31, 2017	1.25%
June 30, 2017	1.25%
September 30, 2017	1.25%
December 31, 2017	1.25%
March 31, 2018	1.25%
June 30, 2018	1.875%
September 30, 2018	1.875%
December 31, 2018	1.875%
March 31, 2019	1.875%
June 30, 2019	2.5%
September 30, 2019	2.5%
December 31, 2019	2.5%
March 31, 2020	2.5%
June 30, 2020	3.75%
September 30, 2020	3.75%
December 31, 2020	3.75%
Maturity Date	The remaining unpaid principal balance of the Term Loans

To the extent not previously repaid, all unpaid Term Loans (including, for avoidance of doubt, all Delayed Draw Term Loans) shall be paid in full by the Borrower on the Maturity Date.

(b)                                 Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Lender may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11              Prepayment of Loans.  (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (e) of this Section; provided that each prepayment shall be in an aggregate amount that is (i) an integral multiple of $250,000, and (ii) not less than $500,000.  All voluntary prepayments shall be applied to the remaining amortization payments as directed by the Borrower and, absent such direction, in direct order of maturity of the principal balance. In the absence of such direction by the Borrower, voluntary prepayments shall be applied first, to any outstanding ABR Loans until such ABR Loans are repaid in full, and then, to any outstanding LIBOR Loans (in each case, in direct order of maturity).  In accordance with Section 5.13, in the event that the Polaris Acquisition shall not have been consummated pursuant to the Polaris Acquisition Agreement resulting in the Borrower or its wholly-owned Subsidiary acquiring at least 50.1% of the outstanding shares (or other Equity Interests) of the Target, or the Borrower shall not have obtained control of a majority of the Target’s board of directors (or equivalent governing body), in each case within eight (8) Business Days after the funding of the Term Loan and Revolving Loans funded on the Effective Date, then the Borrower shall immediately and no later than the date that is nine (9) Business Days after the Effective Date, prepay in full to the Administrative Agent (for the account of the Lenders) the entire principal amount of all of the Term Loan and Revolving Loans, together with all interest accrued thereon.

(b)                                 In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of the incurrence by any Loan Party of any Indebtedness, other than Indebtedness permitted under Section 6.01, the Borrower shall, within five (5) Business Days after such Net Proceeds are received by such Loan Party, prepay the Obligations as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds.

(c)                                  In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party in respect of any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction) in excess of $250,000 of any property or asset of any Loan Party (other than (A) sales of assets expressly permitted by Sections 6.12(a), 6.12(b), 6.12(c),  6.12(g), 6.12(i), 6.12(l), 6.12(m), and 6.12(n) and (B) sales of assets not in excess of $500,000 for each fiscal year, in the aggregate), the Borrower shall, within five (5) Business Days after such Net Proceeds are received by such Loan Party, prepay the Term Loans as set forth in Section 2.11(d) below in an aggregate amount equal to 100% of such Net Proceeds; provided, however, that, if the Borrower shall within such 5 Business Days deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Loan Parties intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within twelve (12) months after receipt of such Net Proceeds, to acquire (or replace or rebuild) real property, equipment or other tangible assets (excluding inventory) to be used in the business of the Loan Parties, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate to the extent that the Net Proceeds specified in such certificate are reinvested, or if within such twelve (12) month period the Net Proceeds are committed to reinvestment, then reinvested within such 180 days after the end of such twelve (12) month period.

(d)                                 All such amounts pursuant to Sections 2.11(b) and (c) shall be applied first to the next eight (8) amortization installments of the Term Loans in direct order of maturity and, thereafter, pro rata to the remaining scheduled amortization installments (excluding the final payment on the Maturity Date) of the Term Loans.

(e)                                  The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment.  Each such telephonic and written notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09 or is otherwise conditioned upon the consummation of a transaction, then such notice of prepayment may be revoked (or extended) if such notice of termination is revoked or extended in accordance with Section 2.09 or such transaction does not occur.  Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof.  Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Revolving Borrowing.  Each voluntary prepayment of a Term Loan Borrowing shall be applied against the remaining amortization installments of the Term Loans in such order as the Borrower shall direct.  Absent the Borrower’s direction, each prepayment shall be applied, in direct order of maturity, first, to any outstanding ABR Loans until such ABR Loans are repaid in full, and then, to any outstanding LIBOR Loans.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and break funding payments to the extent required by Section 2.16.

SECTION 2.12              Fees.   (a)  The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily unused amount of the Revolving Commitment and the Delayed Draw Term Loan Commitment of such applicable Lender during the period from and including the Effective Date to but excluding the date on which such applicable Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Revolving Commitment terminates, then such commitment fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Revolving Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure.  Accrued commitment fees shall be payable in arrears on the first Business Day of each fiscal quarter of each year and on the date on which the Revolving Commitments terminate, commencing on April 1, 2016; provided that any commitment fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Revolving Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Revolving Lender’s Revolving Commitment terminates and the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at  the rate or rates per annum separately agreed upon between the Borrower and the Issuing Bank on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder pursuant to written documentation separately agreed to by the Borrower.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand.  Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                                  The Borrower agrees to pay to the Administrative Agent and the Lead Arranger, for their own respective accounts, fees payable in the amounts and at the times separately agreed upon in writing between the Borrower, on the one hand, and the Administrative Agent and the Lead Arranger, on the other.

(d)                                 All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

SECTION 2.13              Interest.  (a)  The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                                 The Loans comprising each Eurodollar Borrowing shall bear interest, at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                                  [Reserved.]

(d)                                 Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the  rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section.

(e)                                  Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f)                                   All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate

Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14              Alternate Rate of Interest.  If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a)                                 the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b)                                 the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

SECTION 2.15              Increased Costs.  (a)  If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank;

(ii)                                  impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)                               subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such

Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will, following receipt of a certificate from such Lender or Issuing Bank in accordance with clause (c) of this Section, pay to such Lender, Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)                                 If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of any Loan Document or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will, following receipt of a certificate from such Lender or Issuing Bank in accordance with clause (c) of this Section,  pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.

(c)                                  A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error; provided, that in each case such Lender or Issuing Bank shall determine such amount or amounts in good faith and in a manner generally consistent with such Lender’s or Issuing Bank’s treatment of similarly situated borrowers of such Lender or Issuing Bank (with respect to similarly affected commitments, loans or participations under agreements having provisions similar to this Section 2.15) after consideration of such factors as such Lender or Issuing Bank then reasonably determines to be relevant.  The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)                                 Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor by delivery of a certificate in accordance with clause (c) of this Section 2.15; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16              Break Funding Payments.  In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, after receipt of a written request by such Lender (which request shall set forth the basis for requesting such amount and, absent manifest error, the amount requested shall be conclusive), the Borrower shall compensate such Lender for the loss, cost and expense attributable to such event, but excluding any losses of anticipated profits.  In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market, but excluding any losses of anticipated profits.  A certificate of any Lender setting forth the amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.  The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17              Payments Free of Taxes.  (a)  Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law.  If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)                                 Payment of Other Taxes by the Loan Parties.  The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)                                  Evidence of Payments.  As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)                                 Indemnification by the Loan Parties.  The Loan Parties shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)                                  Indemnification by the Lenders.  Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)                                   Status of Lenders.  (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                               any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)                                 in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                 in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, executed originals of IRS Form W-8ECI;

(3)                                 in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                 to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C)                               any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)                               if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)                                  [Reserved.]

(h)                                 Treatment of Certain Refunds.  If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund).  Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority.  Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)                                     Survival.  Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(j)                                    Defined Terms.  For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18              Payments Generally; Allocation of Proceeds; Pro Rata Treatment; Sharing of Set-offs.  (a)  The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set off or counterclaim.  Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto.  The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension.  All payments hereunder shall be made in dollars.

(b)                                 Any proceeds of Collateral received by the Administrative Agent (i) not constituting a specific payment of principal, interest, fees or other sum payable under the Loan Documents shall be applied as specified by the Borrower or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts payable to the Administrative Agent; second, to pay that portion of the Obligations constituting fees, indemnities, expense reimbursements and other amounts (other than principal, interest, commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees) payable to the Lenders and the Issuing Bank; third, to pay that portion of the Obligations constituting accrued and unpaid commitment fees, Letter of Credit participation fees and Letter of Credit fronting fees and interest then due and payable on the Loans and other Obligations other than those in clause fourth, ratably among the Lenders and the Issuing Bank in proportion to the respective amounts described in this clause third payable to them; fourth, to pay that portion of the Secured Obligations constituting unpaid principal on the Loans and unreimbursed LC Disbursements and any Secured Banking Services Obligations and Secured Swap Obligations then owing, ratably among the Lenders, the Issuing Bank, the Swap Providers and the Banking Services Providers in proportion to the respective amounts described in this clause fourth held by them; fifth, to the Administrative Agent for the benefit of the Issuing Bank and the Revolving Lenders, to cash collateralize that portion of the LC Exposure comprised of the aggregate undrawn amount of Letters of Credit in accordance with Section 2.06(j); and sixth, to pay any other Secured Obligation then owing, ratably among the Secured Parties in proportion to the respective amounts described in this clause sixth payable to them.  Notwithstanding the foregoing, Secured Banking Services Obligations and Secured Swap Obligations shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider.  Each Banking Services Provider or Swap Provider not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.  No Banking Services Provider or Swap Provider that obtains the benefits of this Section 2.18(b), any Collateral by virtue of the provisions hereof or any Collateral Document shall have any right to notice of any action or to vote on or consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.  Notwithstanding any other provision of this Agreement to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Banking Services Obligations or Secured Swap Obligations unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Banking Services Provider or Swap Provider.  Secured Swap Obligations that constitute Excluded Swap Obligations with respect to any

Guarantor shall not be paid with amounts received from such Guarantor or its assets, but appropriate adjustments shall be made with respect to amounts received from other Loan Parties or their assets to preserve the allocation to Secured Swap Obligations otherwise set forth in this Section 2.18(b).

(c)                                  If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(d)                                 If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered,  such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).  The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e)                                  Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due.  In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f)                                   If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d)  or 9.03(c), then the Administrative Agent may, in its discretion  and notwithstanding any contrary provision hereof, apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clause (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19              Mitigation Obligations; Replacement of Lenders.  (a)  If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrower hereby agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)               If (i) any Lender requests compensation under Section 2.15, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or (iii) any Lender becomes a Defaulting Lender or a Non-Consenting Lender, then, in each case, the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse, all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required under Section 9.04, the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments, and (iv) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation permanently cease to apply. Each party hereto agrees that an assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the  assignee and that the Lender required to make such assignment and delegation need not be a party thereto.

SECTION 2.20              Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                                 fees shall cease to accrue on the unfunded portion of the Revolving Commitment and Delayed Draw Term Loan Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b)                                 the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Required Lenders, the Required Revolving Lenders or the Required Term Lenders, as applicable, have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02) and such Defaulting Lender shall not be entitled to vote thereon; provided that any amendment, waiver or other modification requiring the consent of all Lenders or each affected Lender affected which affects such Defaulting Lender disproportionately when compared to the other affected Lenders, or increases or extends the Commitment of such Defaulting Lender, shall require the consent of such Defaulting Lender;

(c)                                  if any LC Exposure exists at the time such Lender becomes a Defaulting Lender and such Lender is a Revolving Lender then:

(i)                                               all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only (x) to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Credit Exposure to exceed its Commitment and (y) if the conditions set forth in Section 4.02 are satisfied at such time;

(ii)                                            if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent, cash collateralize for the benefit of the Issuing Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii)                                         if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                                        if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                           if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d)                                 so long as such Lender is a Defaulting Lender and a Revolving Lender, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrower or such Lender, satisfactory to each Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Issuing Bank each agrees that a Defaulting Lender that is a Revolving Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then the LC Exposure of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Commitment and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its Applicable Percentage.

SECTION 2.21              Expansion Option; Incremental Facilities.

(a)                                 The Borrower may from time to time elect to increase the Revolving Commitments or enter into one or more additional tranches of term loans (each, an “Incremental Term Loan”), in each case in a minimum amount of $5,000,000 and an integral multiple of $1,000,000 in excess thereof so long as, after giving effect thereto, the aggregate amount of all such Revolving Commitment increases and all such Incremental Term Loans does not exceed the greater of (i) $50,000,000 and (ii) an amount equal to 100% of the Consolidated EBITDA of the Borrower and its Subsidiaries for the Reference Period then most recently ended for which the Borrower has delivered Financial Statements.   Each request from the Borrower pursuant to this Section 2.21 shall set forth the requested amount and proposed terms of the relevant Revolving Commitment increase or Incremental Term Loans.  The Borrower may arrange for any such Revolving Commitment increase or Incremental Term Loan to be provided by one or more Lenders (each Lender so agreeing to an increase in its Revolving Commitment, or to participate in such Incremental Term Loans, an “Increasing Lender”), or by one or more new banks, financial institutions or other entities (each such new bank, financial institution or other entity, an “Augmenting Lender” and, together with each Increasing Lender, collectively, the “Additional Lenders”), to increase their existing Revolving Commitments, or to participate in such Incremental Term Loans, or extend Revolving Commitments, as the case may be; provided, that (i) each Augmenting Lender (other than any Affiliate of an existing Lender) shall be subject to the approval of the Administrative Agent and, except in the case of an Incremental Term Loan, the Issuing Bank, which approvals shall not be unreasonably withheld, conditioned or delayed, and (ii) (A) in the case of an Increasing Lender, the Borrower and such Increasing Lender execute an agreement substantially in the form of Exhibit E, and (B) in the case of an Augmenting Lender, the Borrower and such Augmenting Lender execute an agreement substantially in the form of Exhibit F hereto.  No existing Lender shall have any obligation or be required to provide any Revolving Commitment increase or any Incremental Term Loan unless it expressly so agrees.  No consent of any Lender (other than the Lenders participating in such Revolving Commitment increase or Incremental Term Loan) shall be required for any such increase or Incremental Term Loan pursuant to this Section 2.21.

(b)                                 Revolving Commitment increases and Incremental Term Loans created pursuant to this Section 2.21 shall become effective on the date agreed by the Borrower, the Administrative Agent and the relevant Increasing Lenders or Augmenting Lenders, and the Administrative Agent shall notify each Lender thereof.  Notwithstanding the foregoing, no increase in the Revolving Commitments (or in the Revolving Commitment of any Lender) or Incremental Term Loan shall become effective under this paragraph unless (i) on the proposed date of the effectiveness of such Revolving Commitment increase or Incremental Term Loan, (A) (1) the representations and warranties of the Borrower set forth in this Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) as of such date; provided that in the event that the Incremental Term Loans are used to finance a Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition on the availability of third-party financing, the condition regarding the accuracy of representations and warranties set forth herein shall be limited to customary “specified representations” and those representations included in the related acquisition agreement that are material to the interests of the Lenders and only to the extent that the Borrower or its Subsidiaries has the right to terminate its obligations under such acquisition agreement as a result of a breach of such representations, and (2) no Default exists on such date; provided that in the event that the Incremental Term Loans are used to finance a Permitted Acquisition which the Borrower or one or more of its Subsidiaries has contractually committed to consummate, the terms of which do not condition the Borrower’s or such Subsidiary’s, as applicable, obligation to close such Permitted Acquisition on the availability of third-party financing, then no Event of Default shall have occurred, exist and be continuing under Sections 7.01(a), (b), (h), (i) or (j), and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; and (B) the Borrower shall be in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.10(b), recomputed (1) as if such Revolving Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) had occurred on the first day of the Reference Period then most recently ended for which the Borrower has delivered Financial Statements, and (2) with Consolidated Funded Debt measured as of the date of and immediately after giving effect to any funding in connection with such Revolving Commitment increase or Incremental Term Loan (and the application of proceeds thereof to the repayment of any other Indebtedness) and (3) with Consolidated EBITDA measured for the Reference Period then most recently ended for which the Borrower has delivered Financial Statements, and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Borrower; (ii) the Administrative Agent shall have received documents (including legal opinions), board resolutions and other customary closing certificates as reasonably required by the Administrative Agent, in each case consistent with those delivered on the Effective Date under Article 4, together with such additional customary documents and filings (including other Collateral Documents) as the Administrative Agent may reasonably require solely to assure that the increased commitments and/or Loans created pursuant to Section 2.21 are secured by the Collateral ratably with the existing Loans; and (iii) solely to the extent the Borrower in its sole discretion has agreed to pay additional fees to the Administrative Agent or the Lenders in connection with such Revolving Commitment increase or Incremental Term Loan, the Borrower shall have paid to the Administrative Agent and the Lenders such fees; provided, however, that the conditions set forth in clauses (i) and (ii) shall be subject to Section 5.10..

(c)                                  On the effective date of any increase in the Revolving Commitments, (i) each relevant Increasing Lender and Augmenting Lender shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Lenders, as being required in order to cause, after giving effect to such Revolving Commitment increase and the use of such amounts to make payments to such other Lenders, each Lender’s portion of the outstanding Revolving Loans of all the Lenders to equal its Applicable Percentage of such outstanding Revolving Loans, and (ii) the Borrower shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest Periods if applicable, specified in a notice delivered by the Borrower, in accordance with the requirements of Section 2.03).  The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Eurodollar Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods.

(d)                                 The Incremental Term Loans (i) shall rank pari passu in right of payment with the Revolving Loans and the initial Term Loans, (ii) shall not mature earlier than the Maturity Date (but may have amortization prior to such date), (iii) shall have a weighted average life to maturity that is no earlier than the weighted average life to maturity of the existing Term Loans, and (iv) shall be treated substantially the same as (and in any event no more favorably than) the existing Term Loans or Revolving Loans; provided, that the terms and conditions applicable to any Incremental Term Loan maturing after the Maturity Date may provide for material additional or different financial covenants or other covenants or prepayment requirements applicable only during periods after the Maturity Date. The other terms of the Incremental Term Loans (including interest, fees and amortization) shall otherwise be as agreed among the Borrower, the Administrative Agent and the Additional Lenders.

(e)                                  Incremental Term Loans may be made hereunder pursuant to an amendment or restatement (an “Incremental Term Loan Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Additional Lender participating in such Incremental Term Loan, as applicable, and the Administrative Agent.  The Borrower and the Administrative Agent may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.21.  Nothing contained in this Section 2.21 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment hereunder, or provide Incremental Term Loans, at any time.

ARTICLE III.
Representations and Warranties

The Borrower and each other Loan Party represents and warrants to the Lenders that:

SECTION 3.01              Organization; Powers.  Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02              Authorization; Enforceability.  The Transactions are within each Loan Party’s organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder or other equity holder action.  Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03              Governmental Approvals; No Conflicts.  The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate in any material respect any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its material assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than Liens created pursuant to or otherwise permitted under the Loan Documents).  All material governmental and regulatory filings, authorizations and approvals that are required for the consummation of the Polaris Acquisition and the other transactions contemplated by the Polaris Acquisition Agreement have been duly made and obtained and are in full force and effect (except for such filings with the SEC which are required by the SEC to be made post-closing (such as on Form 8-K)), and all waiting periods (and any extensions thereof) applicable to such transactions have expired or been terminated.

SECTION 3.04              Financial Condition; No Material Adverse Change.  (a)  The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the fiscal year ended March 31, 2015, reported on by KPMG LLP, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended December 31, 2015, certified by its chief financial officer.  All such financial statements are prepared in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above) applied on a consistent basis throughout the periods specified and present fairly the financial position of the Borrower and its Subsidiaries as of such dates and the results of the operations and cash flows of the Borrower and its Subsidiaries for such periods, in all material respects.

(b)                                 Since March 31, 2015, there has been no Material Adverse Effect.

SECTION 3.05              Properties; Intellectual Property.   (a)  Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except (x) for defects in title that do not interfere with its ability to conduct its business as conducted from time to time or to utilize such properties for their intended purposes and (y) to the extent encumbered by Liens permitted under the Loan Documents.

(b)                                 Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, patents and other intellectual property necessary and material to its business as currently conducted, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06              Litigation and Environmental Matters.  (a)  There are no actions, suits, proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any Loan Document or the Transactions.

(b)                                 Except for the Disclosed Matters (i) no Loan Party nor any of its Subsidiaries has received written notice of any claim with respect to any material Environmental Liability or knows of any basis for any such material Environmental Liability and (ii) except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party nor any of its Subsidiaries (1) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

(c)                                  Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07              Compliance with Laws and Agreements.  Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08              Investment Company Status.  Neither the Borrower nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09              Taxes.  Each Loan Party has timely filed or caused to be filed all federal and all other material state and local Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary has set aside on its books adequate reserves.  No material tax liens have been filed and no claims are being asserted with respect to any such Taxes.

SECTION 3.10              ERISA.  No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $2,500,000 the fair market value of the assets of all such underfunded Plans.

SECTION 3.11              Disclosure.  No reports, financial statements, certificates or other written information furnished by or on behalf of the Borrower or any of its Subsidiaries to any Credit Party in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, when taken as a whole, not misleading; provided that, with respect to any projections, the Borrower represents only that such projections were prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time delivered and, if such projections were delivered prior to the Effective Date, as of the Effective Date, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

SECTION 3.12              [Reserved.]

SECTION 3.13              Solvency.  The Borrower and the Subsidiaries (including after giving effect to the Polaris Acquisition and Polaris Tender Offer), on a consolidated basis, are Solvent.

SECTION 3.14              Insurance.  Schedule 3.14 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the U.S. Subsidiaries as of the Effective Date.  As of the Effective Date, all premiums in respect of such insurance have been paid.  The Borrower believes that the insurance maintained by or on behalf of the Borrower and its Subsidiaries is adequate.

SECTION 3.15              Capitalization and Subsidiaries.  As of the Effective Date, Schedule 3.15 is a complete list of  each of the Borrower’s Subsidiaries and such Subsidiary’s jurisdiction of incorporation. All of the issued and outstanding Equity Interests owned by any Loan Party in each of its Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.16              Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on and security interests in, all the Collateral purported to be secured by the Collateral Documents in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except (i) Permitted Encumbrances to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law and (ii) Liens perfected only by possession (including possession of any certificate of title), but only to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.17              Employment Matters.  As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Loan Parties, threatened in writing.  The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other material applicable federal, state, local or foreign law dealing with such matters in a manner resulting in liabilities in excess of $7,500,000.  All payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary to the extent required by GAAP.

SECTION 3.18              Anti-Corruption and Anti-Terrorism Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.  None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b)  to the knowledge of the Borrower, any agent of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.   No Borrowing or Letter of Credit, use of proceeds, the Transactions or other transaction contemplated by this Agreement will violate any Anti-Corruption Law or applicable Sanctions Without limiting the foregoing, no Loan Party nor any of its Controlled entities is (i) in violation of any Anti-Terrorism Laws, (ii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Laws, or (iii) is a Blocked Person.  No Loan Party nor any of its Controlled entities (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Laws.

SECTION 3.19              Use of Proceeds.  The proceeds of the Revolving Loans will be used only (i) to refinance loans and other outstanding obligations under the Existing Credit Agreement and to pay fees and expenses in connection with such refinancing and the Transactions, (ii) to finance the acquisition of shares of capital stock of the Target, including, without limitation, through the Polaris Tender Offer, and to pay fees and expenses in connection therewith, and (iii) for working capital and other general corporate purposes of the Borrower and the Subsidiaries (including Permitted Acquisitions, Permitted Investments and other Investments permitted hereunder, Capital Expenditures and Restricted Payments to the extent permitted under this Agreement).  The proceeds of the Term Loans will be used only for financing a portion of the Polaris Acquisition and of the Polaris Tender Offer, including the fees and expenses incurred in connection therewith.

SECTION 3.20              Federal Reserve Regulations.  Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulation U of the Board), and no part of the proceeds of any Loan will be used, directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any margin stock or for any other purpose that entails a violation of any Regulations of the Board, including Regulations T, U and X.

ARTICLE IV.
Conditions

SECTION 4.01              Effective Date.  Subject to the ultimate paragraph of this Section, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a)                                 The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                                 The Administrative Agent (or its counsel) shall have received:

(i)                                               from the Loan Parties executed counterparts of the Security Agreement to be entered into on the Effective  Date and prior to the funding of the Term Loans and the Effective Date and Revolving Borrowing,

(ii)                                            from the Borrower, a Note executed by the Borrower for each Lender requesting a Note at least two (2) Business Days prior to the Effective Date,

(iii)                                         with respect to each Loan Party, UCC-1 financing statements in a form appropriate for filing in the state of organization of such Loan Party,

(iv)                                        executed intellectual property security agreements to be filed with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, as required pursuant to the Security Agreement,

(v)                                           delivery of stock certificates for certificated Equity Interests of the each Subsidiary that constitutes Collateral, together with appropriate instruments of transfer endorsed in blank,

(vi)                                        all promissory notes evidencing the Collateral accompanied by instruments of transfer endorsed in blank,

(vii)                                     an executed Perfection Certificate,

(viii)                                  the results of a search of the UCC filings with respect to each Loan Party, and

(ix)                                        insurance certificates satisfying the requirements of Section 5.05.

(c)                                  The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Goodwin Procter LLP, counsel for the Borrower, and covering such matters relating to the Borrower, this Agreement, or other Loan Documents as the Administrative Agent shall reasonably request.

(d)                                 The Administrative Agent shall have received:  (i) a copy of each organizational document of the Borrower and the Guarantors and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of the Borrower and each Guarantor executing the Loan Documents to which it is a party as of the Effective Date and prior to the funding of the Term Loans and Revolving Borrowing as of the Effective Date; (iii) resolutions of the board of directors or similar governing body of the Borrower and the Guarantors approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which such Loan Party is a party as of the Effective Date and prior to the funding of the Term Loans and Revolving Borrowing, certified as of the Effective Date by such Loan Party as being in full force and effect without modification or amendment; and (iv) a good standing certificate (to the extent such concept is known in the relevant jurisdiction) from the applicable Governmental Authority of the Borrower’s and the Guarantors’ respective jurisdiction of incorporation, organization or formation dated as of a recent date prior to the Effective Date.

(e)                                  The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (b) and (e) of Section 4.02.

(f)                                   The Administrative Agent shall have received all fees due and payable on or prior to the Effective Date, and, to the extent invoiced at least two (2) days prior to the Effective Date, shall have been reimbursed for all out of pocket expenses (including legal fees and expenses) required to be reimbursed by the Borrower hereunder.

(g)                                  The Administrative Agent shall have received a Borrowing Request relating to the Borrowing of the Term Loans and the Revolving Borrowing on the Effective Date.

(h)                                 The Administrative Agent shall have received a Solvency Certificate.

(i)                                     The Administrative Agent shall have received at least three (3) Business Days prior to the Effective Date all documentation and other information with respect to the Borrower and the Guarantors required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, as the Administrative

Agent and Lenders shall have reasonably requested in writing at least ten (10) Business Days prior to the Effective Date.

(j)                                    The Polaris Acquisition shall be consummated pursuant to the Polaris Acquisition Agreement resulting in the Borrower or its wholly-owned Subsidiary acquiring at least 50.1% of the outstanding shares (or other Equity Interests) of the Target, and the Borrower shall have obtained control of a majority of the Target’s board of directors (or equivalent governing body), in each case within eight (8) Business Days after the funding of the Term Loan and Revolving Loans on the Effective Date.  The Polaris Acquisition Agreement shall not have been amended or waived, and no consents shall have been given with respect thereto, by the Borrower or its subsidiaries in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); provided that (a) any reduction in the amount of Acquisition Consideration (as defined in the Polaris Acquisition Agreement) (or other total consideration for the private purchase as set forth in the Polaris Acquisition Agreement) by 10% or less shall not be deemed to be materially adverse to the Lenders so long as any reduction shall be applied to reduce the Term Loan Commitment in respect to the Term Loans to be funded on the Effective Date by the same amount.

(k)                                 There has not occurred any Material Adverse Effect (as defined in, and interpreted pursuant to, the Polaris Acquisition Agreement).

(l)                                     The Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Effective Date (except to the extent any such Specified Acquisition Agreement Representation expressly relates to an earlier date, in which case, such Specified Acquisition Agreement Representation shall be true and correct in all material respects as of a specified date, if earlier).

(m)                             The Specified Representations shall be true and correct in all material respects as of the Effective Date (except to the extent any such Specified Representation expressly relates to an earlier date, in which case, such Specified Representation shall be true and correct in all material respects as of such earlier date).

(n)                                 The Administrative Agent shall have received a certificate of a Responsible Officer of Borrower certifying that each of the conditions specified in clauses (j), (k), (l), (m) and (t) of this Section 4.01 has been satisfied.

(o)                                 All indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement, shall have been, or, substantially simultaneously with the funding of the Term Loans and Revolving Borrowing on the Effective Date, shall be, paid in full, and all commitments, security interests and guaranties in connection therewith shall have been, or, substantially simultaneously with the funding of the Term Loans and Revolving Borrowing on the Effective Date, shall be terminated and released.

(p)                                 After giving effect to the Polaris Acquisition, Borrower and its Subsidiaries shall have no outstanding indebtedness for borrowed money other than (a) the Loans and other extensions hereunder, (b) any other indebtedness permitted under the Loan

Documents, (c) intercompany indebtedness existing prior to the Effective Date or incurred in connection with the consummation of the Transactions, the Polaris Acquisition or the Polaris Tender Offer, (d) indebtedness of the Target permitted under the Polaris Acquisition Agreement to survive the consummation of the Polaris Acquisition and (e) any other indebtedness reflected in the Borrower’s quarterly financial statements for the period ended September 30, 2015 as filed with the SEC.

(q)                                 The Administrative Agent shall have received copies of the Historical Financial Statements.

(r)                                    The Administrative Agent shall have received copies of Accounts (as defined in the Polaris Acquisition Agreement).

(s)                                   The Administrative Agent shall have received copies of any audited financial statements with respect to the Target required by the Borrower to be delivered to the Borrower pursuant to Section 7.1(i)(l) of the Polaris Acquisition Agreement, which shall include all historical audited financial statements which Borrower reasonably determines are required to be filed with the SEC in connection with the Polaris Acquisition including without limitation audited financial statements of the Target in accordance with US GAAP for the fiscal years ended March 31, 2014 and March 31, 2015 (subject to carve out as accepted by the SEC with respect to the product business of Target); provided that the Borrower may waive (without the need for consent from the Administrative Agent or Lenders) the requirement that such audited financial statements be delivered pursuant to Section 7.1(i)(l) of the Polaris Acquisition Agreement to the extent the Borrower has reasonably determined it is not required to file such audited financial statements with the SEC on the Effective Date.

(t)                                    The Administrative Agent shall have received certified copies of the Investment Policy as in effect on the Effective Date.

The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on March 11, 2016 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

Notwithstanding the foregoing, if (a) any lien search or security interest in any Collateral (other than (i) UCC lien searches in each Loan Party’s jurisdiction of organization and (ii) a security interest in Collateral that may be perfected by (A) the filing of a financing statement under the UCC or (B) a pledge and delivery of the capital stock or other certificated Equity Interests of any Guarantor or any other Subsidiary of the Borrower that constitutes Collateral) is not or cannot be provided and/or perfected on the Effective Date after the Borrower’s use of commercially reasonable efforts to do so, then the provision of any such lien search and/or the perfection of any such security interest in such Collateral shall not constitute a condition precedent to the availability of the Term Loans and the Revolving Borrowing on the Effective Date but shall be required to be provided and/or perfected pursuant to Section 5.14; provided that, with respect to the pledge and delivery of the capital stock or other certificated Equity Interests of any Subsidiary of the Borrower or of any Guarantor that constitutes Collateral, such capital stock or other Equity Interests shall be provided within ten Business Days after the Effective Date (or such longer period as the Administrative Agent may agree).

SECTION 4.02              Each Credit Event.  The obligation of each Lender to make a Loan on the occasion of any Borrowing and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, in each case, after the Effective Date, is subject to the satisfaction of each of the following conditions:

(a)                                 Within eight (8) Business Days after the funding of the Term Loan and Revolving Loans to be funded on the Effective Date, the Polaris Acquisition shall have been consummated pursuant to the Polaris Acquisition Agreement resulting in the Borrower or its wholly-owned Subsidiary acquiring at least 50.1% of the outstanding shares (or other Equity Interests) of the Target, and the Borrower shall have obtained control of a majority of the Target’s board of directors (or equivalent governing body).

(b)                                 For each Borrowing except for Term Loans used to finance the Polaris Tender Offer and Incremental Term Loans (which shall be governed by clause (i)(A) of Section 2.21(b)) and for each issuance, amendment, renewal or extension of a Letter of Credit, the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty shall be true and correct in all material respects as of such earlier date).

(c)                                  For Borrowings of Term Loans used to finance the Polaris Tender Offer, the Specified Acquisition Agreement Representations shall be true and correct in all material respects as of the Effective Date (except to the extent any such Specified Acquisition Agreement Representation expressly relates to an earlier date, in which case, such Specified Acquisition Agreement Representation shall be true and correct in all material respects as of a specified date, if earlier).

(d)                                 For Borrowings of Term Loans used to finance the Polaris Tender Offer, the Specified Representations shall be true and correct in all material respects as of the Effective Date (except to the extent any such Specified Representation expressly relates to an earlier date, in which case, such Specified Representation shall be true and correct in all material respects as of such earlier date).

(e)                                  For each Borrowing except for Term Loans used to finance the Polaris Tender Offer and Incremental Term Loans (which shall be governed by clause (i)(A) of Section 2.21(b)) and for each issuance, amendment, renewal or extension of a Letter of Credit, at the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(f)                                   Substantially concurrently with the funding of the Delayed Draw Term Loans and any Revolving Loan made to finance the Polaris Tender Offer, the Polaris Tender Offer shall be consummated, and no provision of the Polaris Acquisition Agreement shall have been amended, consented to or waived in a manner materially adverse to the Lenders without the prior written consent of the Administrative Agent (it being understood that (A) any amendment, consent or waiver that results in a reduction of the agreed Open Offer Consideration (as defined in the Polaris Acquisition Agreement) or other similar purchase consideration set forth in the Polaris Acquisition Agreement by 10% or less shall not be deemed to be materially adverse to the Lenders so long as the outstanding Term Loan Commitments to fund any Delayed Draw Term Loan are reduced by the same amount, and (B) any amendment, consent or waiver that results in an increase in the Open Offer Consideration (as defined in the Polaris Acquisition Agreement) or other similar purchase consideration set forth in the Polaris Acquisition Agreement by 10% or less shall not be deemed to be materially adverse to such Lenders).

(g)                                  In the case of a borrowing of Delayed Draw Term Loans, the proceeds of such Delayed Draw Term Loans shall be used by the Borrower solely to finance the purchase of outstanding shares of capital stock of the Target, including pursuant to the Polaris Tender Offer, and pay fees and expenses in connection therewith.

(h)                                 The Administrative Agent shall have received a Borrowing Request meeting the requirements of Section 2.03.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (b) and (e) of this Section.

ARTICLE V.
Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated , in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 5.01              Financial Statements; and Other Information.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders):

(a)                                 Via either the EDGAR System or its Home Page, concurrently with the filing of its annual report on Form 10-K for the fiscal year then ended with the SEC, but no event later than 120 days after the end of such fiscal year, the financial statements for such fiscal year as contained in such annual report on Form 10-K and, as soon as it shall become available, via either the EDGAR System or its Home Page, the annual report to its holders of Equity Interests for the fiscal year then ended;

(b)                                 Via either the EDGAR System or its Home Page, (i) concurrently with the filing of its Quarterly Report on Form 10-Q for the fiscal quarter then ended with the SEC, but no event later than 60 days after the end of such fiscal quarter, copies of the financial statements for such fiscal quarter as contained in its Quarterly Report on Form 10-Q, and, as soon as it shall become available, via either the EDGAR System or its Home Page, a quarterly report to its shareholders for the fiscal quarter then ended and (ii) concurrently with the filing thereof with the SEC, copies of any pro forma financial statements filed under Regulation S-X or other financial statements filed with the SEC related to the Target and/or the Polaris Acquisition;

(c)                                  Via either the EDGAR System or its Home Page, promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(d)                                 concurrently with any delivery of financial statements under clause (a) or (b) above (excluding any pro forma financial statements under clause (b)), a certificate of a Financial Officer of the Borrower in substantially the form of Exhibit B (i) certifying, in the case of the financial statements delivered under clause (b), that such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the date thereof in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, and (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.10;

(e)                                  [Reserved];

(f)                                   as soon as available, and in any event no later than 120 days after the end of each fiscal year of the Borrower and its Subsidiaries, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are prepared in good faith based on estimates, information and assumptions believed by the Borrower to be reasonable as of the date of such certificate; and

(g)                                  promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms any Loan Document, as the Administrative Agent or any Lender may reasonably request and to the extent reasonably available to the Borrower; provided, none of the Borrower or any Subsidiary will be required to disclose or deliver information (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or by any binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.

SECTION 5.02              Notices of Material Events.  The Borrower will furnish to the Administrative Agent (for distribution to the Lenders) prompt written notice of the following:

(a)                                 Promptly upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration, thereof and the action being or proposed to be taken with respect thereto;

(b)                                 Promptly upon becoming aware of any litigation or of any investigative proceedings by a Governmental Authority commenced or threatened in writing against the Borrower or any of its Subsidiaries of which they have notice, the outcome of which could reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

(c)                                  The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $5,000,000; and

(d)                                 Promptly after any occurrence or after becoming aware of any condition affecting the Borrower or any Subsidiary that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03              Existence; Conduct of Business.  Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of the Borrower’s business when taken as a whole, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, in each case,  where failure to maintain such requisite authority or failure to maintain such right, qualification, license, permit, franchise, governmental authorization, intellectual property right, license or permit would not reasonably be expected to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or as are reasonably related, incidental, ancillary or complementary to or a natural extension of the same.

SECTION 5.04              Payment of Obligations.  Each Loan Party will, and will cause each Subsidiary to, pay or discharge all federal income and other material Taxes, before the same shall become delinquent or in default (taking into account applicable grace periods), except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect; provided, that each Loan Party will, and will cause each Subsidiary to, remit material withholding taxes and other payroll taxes to appropriate Governmental Authorities as and when due and payable, notwithstanding the foregoing exceptions.

SECTION 5.05              Maintenance of Properties.  Each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and damage by fire or other casualty excepted.

SECTION 5.06              Books and Records; Inspection Rights.  Each Loan Party will, and will cause each Subsidiary to, (a) keep proper books of record and account in which true and complete entries in all material respects in accordance with GAAP will be made reflecting all of its and its Subsidiaries business and financial transactions, and (b) permit any representatives designated by the Administrative Agent on behalf of the Lenders (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent, in each case, who have signed a non-disclosure agreement in form and substance reasonably satisfactory to the Borrower, and, in all cases, excluding Excluded Persons), upon reasonable prior written notice, to visit and inspect its properties, to examine and make copies from its books and records, including to discuss its affairs, finances and condition with its officers, all at such reasonable times during Borrower’s normal business hours and as often as reasonably requested.  The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.  In the absence of a continuing Event of Default only one such examination in any period of 12 consecutive calendar months shall be conducted (as coordinated by the Administrative Agent) and shall be at the Borrower’s expense, and during the continuance of an Event of Default all such examinations shall be at the Borrower’s expense (and may occur with greater frequency); provided, that any and all expenses incurred by a Lender pursuant to this Section shall be solely at such Lender’s expense and Borrower shall have no obligation to reimburse any such Lender’s expenses.  Notwithstanding anything to the contrary in this Section, none of the Borrower or any Subsidiary will be required to disclose, permit the inspection, examination or making copies of abstracts of, or discussion of, any document, information or other matter (i) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any law or by any binding agreement or (ii) that is subject to attorney-client privilege or constitutes attorney work product.

SECTION 5.07              Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all material laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with  Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08              Use of Proceeds and Letters of Credit.  The proceeds of the Loans will be used only for purposes permitted under Section 3.19.  No part of the proceeds of any Loan will be used, whether directly or indirectly, to buy or carry, or to extend credit to others to buy or carry, any Margin Stock or for any other purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.   All Letters of Credit will be issued only to support general corporate purposes of the Borrower and its Subsidiaries.  The Borrower will not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or in a European Union member state, or (C)  in any manner that would result in the violation of  any Sanctions applicable to any party hereto.

SECTION 5.09              Insurance.  Each Loan Party will, and will cause each Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks (including loss or damage by fire and loss in transit; theft, burglary, pilferage, larceny, embezzlement, and other criminal activities; business interruption; and general liability) and such other hazards, as the senior officers of the Borrower in the exercise of their reasonable judgment deem to be adequate, as are customary in the industry for companies of established reputation engaged in the same or similar business in the same or similar locations and owning or operating similar properties and as shall be reasonably satisfactory to the Lenders, and (b) all insurance required pursuant to the Collateral Documents.  The Borrower will furnish to the Administrative Agent, upon reasonable request of the Administrative Agent, information in reasonable detail as to the insurance so maintained. The Borrower shall deliver, within 90 days after the Effective Date, to the Administrative Agent endorsements (x) to all property or casualty insurance policies covering Collateral naming the Administrative Agent as lender loss payee, (y) to all general liability and other liability policies naming the Administrative Agent an additional insured, which endorsements shall be in effect at all times and (z) providing that 30 days’ advance notice will be given to Administrative Agent prior to any cancellation or non-renewal of such policy (or 10 days’ advance notice prior to any such cancellation due to non-payment of premium).  In the event the Borrower or any Subsidiary at any time hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so), in consultation with the Borrower, obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Administrative Agent deems advisable to ensure compliance under this Section 5.09.  All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.  No later than ninety (90) days (as such period may be extended in the reasonable discretion of the Administrative Agent) after the Effective Date (or the date any such insurance is obtained, renewed or extended in the case of insurance obtained, renewed or extended after the Effective Date), the Borrower will cause all property and casualty insurance policies with respect to Collateral to be endorsed or otherwise amended to include a lender’s loss payable, mortgagee or additional insured, as applicable, endorsement, or otherwise reasonably satisfactory to the Administrative Agent.

SECTION 5.10              Additional Subsidiaries.  In the event (i) the Borrower acquires or creates any Subsidiary (other than an Excluded Subsidiary), or (ii) any Excluded Subsidiary ceases to be an Excluded Subsidiary after the Effective Date, the Borrower shall forthwith promptly (and in any event within 60 days (or such longer time as the Administrative Agent may agree in its sole discretion) after the acquisition or creation of such Subsidiary, or change in such Subsidiary’s status as an Excluded Subsidiary) cause such Subsidiary to become a Guarantor by delivering to the Administrative Agent a Joinder Agreement, duly executed by such Subsidiary, pursuant to which such Subsidiary agrees to be bound by the terms and provisions of this Agreement, such joinder to be accompanied by appropriate corporate resolutions, other corporate organizational documentation and customary legal opinions upon the request of the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

SECTION 5.11              Additional Collateral; Further Assurances.

(a)                                 The Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, cause all of its personal property (whether tangible, intangible or mixed, subject to the exceptions expressly contained in the Security Agreement) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02.

(b)                                 Without limiting the foregoing, the Borrower will, and will cause each Subsidiary (other than an Excluded Subsidiary) to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents (and subject to the exceptions set forth therein), all at the expense of the Borrower.

SECTION 5.12              Accuracy Of Information.  The Borrower will ensure that any written information, including financial statements or other documents, furnished to the Credit

Parties by or on behalf of the Loan Parties in connection with the Loan Documents or any amendment or modification thereof or waiver thereunder, taken as a whole, as of the date of delivery, contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, and when taken as a whole with all other written information, not materially misleading; provided, that with respect to any projections, the Borrower covenants only that it will cause the projections to be prepared in good faith based upon assumptions believed by the Borrower to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ materially from the projected results.

SECTION 5.13              Failure of Polaris Acquisition to Timely Close.  In the event that the Polaris Acquisition shall not have been consummated pursuant to the Polaris Acquisition Agreement resulting in the Borrower or its wholly-owned Subsidiary acquiring at least 50.1% of the outstanding shares (or other Equity Interests) of the Target, or the Borrower shall not have obtained control of a majority of the Target’s board of directors (or equivalent governing body), in each case within eight (8) Business Days after the funding of the Term Loan and Revolving Loans funded on the Effective Date, then the Borrower shall immediately and no later than the date that is nine (9) Business Days after the Effective Date, repay in full to the Administrative Agent (for the account of the Lenders) the entire principal amount of all of the Term Loan and Revolving Loans, together with all interest accrued thereon.

SECTION 5.14              Post-Closing Covenant.  The Borrower agrees to deliver, or cause to be delivered (or to use commercially reasonable efforts to deliver or cause to be delivered, to the extent applicable and specified on Schedule 5.14), to the Administrative Agent, the items described on Schedule 5.14 hereof on or before the dates specified with respect to such items, or such later dates as may be agreed to by the Administrative Agent in its reasonable discretion.

ARTICLE VI.
Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees  payable hereunder have been paid in full and all Letters of Credit have expired or terminated, in each case, without any pending draw, and all LC Disbursements shall have been reimbursed (or cash collateralized in accordance with the terms herein), the Borrower covenants and agrees with the Lenders that:

SECTION 6.01              Indebtedness.  The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a)                                 Indebtedness created under the Loan Documents;

(b)                                 Indebtedness existing on the date hereof and set forth in Schedule 6.01, and extensions, renewals and replacements of any such Indebtedness provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and reasonable fees and expenses reasonably incurred, in connection with such refinancing;

(c)                                  Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that (A) Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Loan Party shall be subject to Section 6.04(g) and (B) Indebtedness of any Loan Party to any Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent;

(d)                                 Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary; provided that (A) the Indebtedness so Guaranteed is permitted under this Section 6.01, (B) Guarantees by the Borrower or any Subsidiary that is a Loan Party of Indebtedness of any Subsidiary that is not a Loan Party shall be subject to Section 6.04(h) and (C) Guarantees permitted under this clause (d) shall be subordinated to the Secured Obligations of the applicable Subsidiary on the same terms as the Indebtedness so Guaranteed is subordinated to the Secured Obligations;

(e)                                  [Reserved];

(f)                                   Indebtedness consisting of guarantees resulting from endorsement of negotiable instruments for collection by Borrower or any other Loan Party in the ordinary course of business;

(g)                                  Indebtedness incurred to finance Capital Expenditures, including Capital Lease Obligations, and any Indebtedness incurred or assumed in connection with the acquisition, construction or improvement of any such assets and secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount  plus other reasonable amounts paid, and reasonable interest, fees and expenses incurred in connection therewith, result in an earlier maturity date or decreased remaining weighted average life to maturity thereof or change the parties directly or indirectly responsible for the payment thereof; provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (g) shall not exceed, in each case, the cost of such acquisition, construction or improvement in the ordinary course of business; provided further that (A) if secured, the collateral therefor consists solely of the assets being financed, the products and proceeds thereof and books and records related thereto, and (B) the aggregate outstanding principal amount of such Indebtedness does not exceed $30,000,000 at any time outstanding;

(h)                                 Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h) shall not exceed $15,000,000 at any time outstanding;

(i)                                     (A) Indebtedness incurred by Borrower or its Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations (including customary earn-outs, and any other deferred payments of a similar nature incurred in connection with any investment by any Subsidiary), in each case, whether or not evidenced by a note, and incurred or assumed in connection with any Permitted Acquisition or any asset sale permitted under this Agreement or Investment permitted under this Agreement (any such obligations, “Deferred Acquisition Obligations”), so long as no Default or Event of Default exists and is continuing at the time of incurrence of such Indebtedness or would result therefrom, or (B) from guarantees or letters of credit, surety bonds, performance bonds or other similar obligations securing the performance of Borrower or any Subsidiary pursuant to such agreements;

(j)                                    Indebtedness in respect of netting services, automatic clearing house arrangements, overdraft protections and otherwise in connection with deposit accounts and employees’ credit or purchase cards;

(k)                                 Indebtedness consisting of financing of insurance premiums in the ordinary course of business;

(l)                                     Indebtedness under Swap Agreements permitted under Section 6.05;

(m)                             any Transfer Pricing Obligations not covered by Section 6.01(c), and facilities to finance real estate acquisitions and improvements, and renewals and refinancings thereof; provided, that any such Indebtedness (other than Indebtedness related to or arising from Transfer Pricing Obligations) under this clause (m) shall not exceed $50,000,000 in the aggregate at any time outstanding;

(n)                                 loans made by (x) Virtusa C.V. to Virtusa Financing C.V. as evidenced by that certain Promissory Note, dated as of February 25, 2016, in the original principal amount of $180,000,000, (y) Virtusa Financing C.V. to Virtusa Netherlands Coöperatief U.A. as evidenced by that certain Promissory Note, dated as of February 25, 2016, in the original principal amount of $180,000,000, and (z) Virtusa Netherlands Coöperatief U.A. to Virtusa Consulting Services Private Limited in the form of a non-convertible debenture in the original principal amount of $200,000,000, and in each case, any capitalized interest paid-in-kind or fees thereon (including premiums) (collectively, the “Polaris Investments”);

(o)                                 other Indebtedness in an aggregate principal amount not exceeding $20,000,000 at any time outstanding, provided that not more than $5,000,000 in aggregate principal amount of the foregoing shall be secured Indebtedness;

(p)                                 Indebtedness of any Subsidiary as an account party in respect of trade letters of credit;

(q)                                 Indebtedness consisting of usual and customary take or pay obligations contained in supply arrangements, incurred in the ordinary course of business;

(r)                                    Indebtedness representing deferred compensation to employees incurred in the ordinary course of business;

(s)                                   Indebtedness consisting of promissory notes issued to current or former officers, directors and employees of Borrower or any Subsidiary, their respective estates, spouses or former spouses issued in exchange for the purchase or redemption by Borrower or such Subsidiary of its Equity Interests to the extent permitted by clause (v) of Section 6.06(a); and

(t)                                    Indebtedness of any Foreign Subsidiaries incurred to finance working capital needs or for other general corporate purposes, not to exceed at any time outstanding $10,000,000.

Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation shall create, incur, assume or permit to exist any Indebtedness (or any Guarantees of any Indebtedness) other than of the types described under clauses (f) and (j) of this Section 6.01.

SECTION 6.02              Liens.  No Loan Party will, nor will it permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)                                 Permitted Encumbrances;

(b)                                 Liens created pursuant to any Loan Document;

(c)                                  any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.02, including any extensions or amendments thereof; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary (other than proceeds) and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof permitted under Section 6.01(b);

(d)                                 any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary (other than proceeds) and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof permitted pursuant to Section 6.01;

(e)                                  Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by clause (g) of Section 6.01, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f)                                   Liens arising out of Sale and Leaseback Transactions permitted by Section 6.11;

(g)                                  bankers liens, rights of set-off and similar Liens incurred on deposits made in the ordinary course of business;

(h)                                 Liens on deposits pursuant to Swap Agreements to secure obligations thereunder to the extent such Swap Agreements are permitted hereunder;

(i)                                     leases, subleases, and non-exclusive licenses or sublicenses granted to third parties in the ordinary course of business, and exclusive licenses granted to third parties provided that the fair market value of all property for which exclusive licenses are granted shall not exceed $10,000,000 over the term of this Agreement;

(j)                                    Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;

(k)                                 purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(l)                                     Liens arising by operation of law or contract on insurance policies and proceeds thereof to secure premiums payable thereunder;

(m)                             Liens arising solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(n)                                 Liens in connection with cash collateral for letters of credit securing real property leases;

(o)                                 Liens on real property securing Indebtedness incurred by Virtusa (Pvt.) Limited and permitted under Section 6.01;

(p)                                 in connection with the sale or transfer of any other assets in a transaction permitted under Section 6.12, customary rights and restrictions contained in agreements relating to such sale or transfer pending the completion thereof;

(q)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods by Borrower or any Subsidiaries in the ordinary course of business;

(r)                                    Liens constituting a renewal, extension or replacement of any Permitted Encumbrance;

(s)                                   Liens securing any Indebtedness financing real estate acquisitions and improvements to the extent permitted under Section 6.01(m); and

(t)                                    other Liens, provided that, as of the Effective Date or immediately after giving pro forma effect to the creation, incurrence or assumption of any such Lien or of any Indebtedness secured in reliance on this clause (u) and any substantially concurrent use of proceeds thereof, the aggregate amount of Indebtedness secured by such Lien shall not exceed $5,000,000 and to the extent such Indebtedness is permitted under Section 6.01(o).

Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation shall (i) create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for any Liens permitted under clause (a) of the definition of “Permitted Encumbrances” and Section 6.02(g), or (ii) assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof.

SECTION 6.03              Fundamental Changes.  (a)  No Loan Party will, nor will it permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Subsidiary may merge into or liquidate or dissolve into, or consolidate with, the Borrower in a transaction in which the surviving entity is the Borrower, (ii) any Subsidiary (other than a Massachusetts Securities Corporation) may merge into or liquidate or dissolve into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Loan Party, is or becomes a Loan Party within 30 days (or such longer period as the Administrative Agent may reasonably agree) of such merger, liquidation or consolidation, and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Secured Parties; provided, that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted under Section 6.04.

(b)                                 The Borrower will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date of execution of this Agreement and businesses ancillary, incidental, complementary or reasonably related thereto.

(c)                                  Notwithstanding the foregoing, any Subsidiary that is a Massachusetts Securities Corporation may merge into or liquidate or dissolve into, or consolidate with, only the Borrower, and no other Person or entity.   No Subsidiary that is a Massachusetts Securities Corporation shall engage in any business activity other than buying, selling, dealing in or holding securities on its own behalf, within the meaning of Massachusetts General Law c. 63, § 38B, and the applicable rules, regulations and directives of the Massachusetts Department of Revenue.

SECTION 6.04              Investments, Loans, Advances, Guarantees and Acquisitions.  No Loan Party will, nor will it permit any Subsidiary to, make or maintain any Investments other than:

(a)                                 Investments existing on the date hereof in Subsidiaries and set forth on Schedule 6.04 and any extensions or amendments thereto not increasing the principal or capital amount thereof;

(b)                                 Permitted Investments;

(c)                                  Capital Expenditures and capitalized software development expenses;

(d)                                 normal trade credit extended in the ordinary course of business and consistent with prudent business practice;

(e)                                  advances to employees for business related, education or moving expenses to be incurred in the ordinary course of business in an amount not to exceed $5,000,000 in the aggregate outstanding at any one time,

(f)                                   Investments by the Borrower and the Subsidiaries (other than a Massachusetts Securities Corporation) in Equity Interests in, or capital or asset contributions to, their respective Subsidiaries; provided, that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Security Agreement (subject to the limitations and exceptions applicable to voting stock of a Subsidiary referred to in Section 5.11) and (ii) the aggregate amount of Investments by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans to Subsidiaries that are not Loan Parties permitted under Section 6.04(g) and outstanding Guarantees of Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.04(h)) shall not exceed, at any time outstanding, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA as of the last day of the Reference Period most recently ended (in each case determined without regard to any write-downs or write-offs);

(g)                                  loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary (other than a Massachusetts Securities Corporation) to the Borrower or any other Subsidiary; provided, that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Security Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding Investments in Subsidiaries that are not Loan Parties permitted under Section 6.04(f) and outstanding Guarantees of Indebtedness of Subsidiaries that are not Loan Parties permitted under Section 6.04(h)) shall not exceed, at any time outstanding, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA as of the last day of the Reference Period most recently ended (in each case determined without regard to any write-downs or write-offs);

(h)                                 Guarantees (other than by a Massachusetts Securities Corporation)  constituting Indebtedness permitted by Section 6.01; provided, that the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party shall (together with outstanding Investments in Subsidiary that are not Loan Parties permitted under Section 6.04(f) and outstanding intercompany loans to Subsidiaries that are not Loan Parties permitted under Section 6.04(g)) shall not exceed, at any time outstanding, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA as of the

last day of the Reference Period most recently ended (in each case determined without regard to any write-downs or write-offs);

(i)                                     Loans or advances made by the Borrower or any Subsidiary (other than a Massachusetts Securities Corporation) to any Person (including employees) not in the ordinary course of business not to exceed $5,000,000 in the aggregate outstanding at any one time;

(j)                                    the Polaris Acquisition, the Polaris Tender Offer and the Polaris Investments, and including any other intercompany investment necessary to consummate the Polaris Acquisition and the Polaris Tender Offer;

(k)                                 Permitted Acquisitions;

(l)                                     Investments in cash and Permitted Investments and obligations under Swap Agreements permitted by Section 6.05;

(m)                             Investments consisting of security deposits with utilities and other like Persons made in the ordinary course of business;

(n)                                 Investments received in connection with any insolvency proceedings in respect of any customers, suppliers or clients and in settlement of delinquent obligations of, and other disputes with, customers, suppliers or clients;

(o)                                 [reserved];

(p)                                 Investments acquired in a Permitted Acquisition to the extent that such investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence prior to the date of such Permitted Acquisition;

(q)                                 upon foreclosure (or transfer of title in lieu of foreclosure) with respect to any secured Investment in a Person other than the Borrower or a Subsidiary and that, in each case, was made without contemplation of such foreclosure (or transfer of title in lieu of foreclosure);

(r)                                    Investments in the ordinary course of business consisting of Article 3 endorsements for collection or deposit;

(s)                                   the Borrower and its Subsidiaries may acquire and hold receivables and similar items owing to them in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(t)                                    Investments constituting customary deposits made in connection with the purchase of goods or services in the ordinary course of business;

(u)                                 Investments consisting of promissory notes and other non-cash consideration, in each case received in connection with asset sales or dispositions permitted by Section 6.12; provided that the applicable Loan Party complies with the requirements of the Security Agreement with respect to any such promissory notes or other instruments;

(v)                                 advances of payroll payments to employees in the ordinary course of business;

(w)                               any endorsement of a check or other medium of payment for deposit or collection, or any similar transaction in the normal course of business;

(x)                                 Investments to the extent that the consideration for such Investments is made solely with the Equity Interests of the Borrower;

(y)                                 [reserved];

(z)                                  so long as no Default or Event of Default has occurred and is continuing or would result therefrom on a Pro Forma Basis, Investments by the Borrower or any Subsidiary in an aggregate amount, as valued at fair market value at the time each such Investment is made and not exceeding the Available Amount immediately prior to the time of the making of any such Investment;

(aa)                          other Investments (as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time each such Investment is made) in an aggregate amount not exceeding, the greater of (x) $20,000,000 and (y) 10% of Consolidated EBITDA as of the last day of the most recent Reference Period; and

(bb)                          Investments by any Loan Party in any and all Massachusetts Securities Corporations, if and only if, and provided that, at the time of and immediately after making any such Investments (i) the Borrower and other Loan Parties shall have at least $30,000,000 in unrestricted cash, cash equivalents and Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment), in aggregate, held in bank deposit accounts in the United States and (ii) the Borrower will, on a pro forma basis, not permit the Consolidated Total Leverage Ratio to be greater than 2.50 to 1.00 (with Consolidated Funded Debt measured at each such time and Consolidated EBITDA measured as of the last day of the most recent Reference Period).

Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation shall make or maintain any Investments, other than Investments expressly permitted under Sections 6.04(b), (r) and (w).

SECTION 6.05              Swap Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Subsidiaries), (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary, or (c) any Swap Agreement as permitted by the Borrower’s investment policy, as in effect on the Effective Date.

SECTION 6.06              Restricted Payments.

(a)                                 No Loan Party will, nor will it permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so (unless such obligation is contingent upon the termination of the Commitments and the payment in full of all Loans, interest and fees hereunder), except (i) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests; (ii) (x) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests to the Borrower or any other Person pro rata and (y) any Subsidiary may declare and pay Restricted Payments to any Loan Party; provided that, notwithstanding the foregoing, any Massachusetts Securities Corporation may declare and pay dividends or other Restricted Payments only to the Borrower, and not to any Subsidiary or any other Person; (iii) the Borrower may redeem shares of its capital stock which are “restricted securities” (as defined in Rule 144 promulgated under the Securities Act of 1933) in an amount not to exceed 5.0% of the aggregate total voting stock of the Borrower issued and outstanding on a fully diluted basis as of the date hereof; (iv) the Borrower may redeem shares of its capital stock to settle any applicable tax obligations of a grantee of shares of any equity award (including any shares of restricted stock and any stock appreciation rights) which arise in connection with the vesting, exercise or other taxable event with respect to such awards; (v) the Borrower may repurchase shares of its capital stock pursuant to and in accordance with any stock repurchase (or similar) program as approved by the board of directors of the Borrower for repurchase of up to an aggregate of $25,000,000; (vi) the Transfer Pricing Obligations; (vii) the Borrower may repurchase Equity Interests upon the cashless exercise of stock options or warrants if such Equity Interests represent all or a portion of the exercise price of such options or warrants; (viii) the Borrower may make cash payments in lieu of the issuance of fractional shares representing insignificant interests in the Borrower in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests in the Borrower; (ix) Deferred Acquisition Obligations; and (x) the Borrower and its Subsidiaries may make additional Restricted Payments in an aggregate amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment; provided, that with respect to such Restricted Payments made with the Available Amount, (A) no Default or Event of Default shall exist and be continuing at the time of the making of such Restricted Payment or would result therefrom, and (B) the Borrower shall be in compliance with a Consolidated Total Leverage Ratio of not more than 1.50:1.00 on a Pro Forma Basis immediately prior to and after the time of the making of such Restricted Payment.

(b)                                 No Loan Party will, nor will it permit any Subsidiary to, make or agree to make payment on any Subordinated Indebtedness prohibited by the provisions of the governing subordination or intercreditor agreement.

SECTION 6.07              Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that are at prices and on other terms and conditions, taken as a whole, not less favorable to such Loan Party or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and any wholly-owned Subsidiary that is a Loan Party and transactions solely between or among Subsidiaries that are not Loan Parties, in each case, not involving any other Affiliate; (c) any Investment permitted by Sections 6.04(f) or 6.04(g), (h), or (v); (d) any Indebtedness permitted under clause (c) of Section 6.01; (e) any Restricted Payment permitted by Section 6.06; (f) loans or advances to employees permitted under Section 6.04(e) or 6.04(i); (g) the payment of reasonable fees and expense reimbursements to directors of the Borrower or any Subsidiary who are not employees of such Borrower or any Subsidiary, and compensation, bonuses and severance and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or its Subsidiaries in the ordinary course of business; (h) customary employment and consulting agreements entered into the ordinary course of business; (i) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Borrower’s board of directors; (j) intercompany transactions, including the (A) provision of management services and other corporate overhead services, (B) provision of personnel to other locations within the Borrower’s consolidated group on a temporary basis and (C) provision, purchase or lease of services, operational support, assets, equipment, data, information and technology, that, in the case of any such intercompany transaction referred to in this clause (j), are subject to reasonable reimbursement or cost-sharing arrangements (as determined in good faith by the Borrower), which reimbursement or cost sharing arrangements may be effected through transfers of cash or other assets or through book-entry credits or debits made on the ledgers of each involved Subsidiary (provided that any such intercompany transaction is either (1) entered into in the ordinary course of business or (2) otherwise entered into pursuant to the reasonable requirements of the business of the Borrower and the Subsidiaries); and (k) any transaction involving consideration or value of less than $1,000,000; provided, however, that this Section shall not limit the operation or effect of, or any payments under, (i) any license entered into in the ordinary course of business on customary terms between any Subsidiary and Borrower or any other Subsidiary or (ii) any agreement with respect to any joint venture to which Borrower or any Subsidiary is a party entered into in connection with, or reasonably related to, its lines of business (provided that such agreement is approved by Borrower’s board of directors).  Notwithstanding the foregoing, no Subsidiary that is a Massachusetts Securities Corporation may sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any Subsidiary that is not a Loan Party.

SECTION 6.08              Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its Equity Interests or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.08 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof and (vi) the foregoing shall not apply to any stockholder agreement, charter, by-laws or other organizational documents of Borrower or any Subsidiary as in effect on the date hereof and as amended to the extent permitted hereunder, (vii) the foregoing shall not apply to any Permitted Encumbrances, and (viii) clauses (a) and (b) of the foregoing shall not apply to restrictions on pledging joint venture interests included in customary provisions in joint venture agreements or arrangements and other agreements and other similar agreements applicable to joint ventures.

SECTION 6.09              Amendment to Material Documents; Fiscal Year.  No Loan Party will, nor will it permit any Subsidiary to, amend, modify or waive any of its rights under any agreement relating to any Subordinated Indebtedness in a manner materially adverse to the Lenders.  Borrower will not, nor will it permit any Subsidiary to, amend or modify its certificate or articles of incorporation or organization and bylaws or other organizational or governing documents to the extent such amendment or modification could reasonably be expected to have a Material Adverse Effect.  Any Subsidiary that is a Massachusetts Securities Corporation shall not amend or modify its certificate, articles of incorporation or organization, or bylaws or other organizational or governing documents in any material respect.  The Borrower and its Subsidiaries shall not change their March 31 fiscal year end without the prior written consent of the Required Lenders.

SECTION 6.10              Financial Covenants.

(a)                                 Minimum Cash and Unrestricted Long-Term Securities Investments.  The Borrower will not permit, prior to the delisting of the Target, at any time when the Consolidated Total Leverage Ratio exceeds 1.50 to 1.00 as of the last day of such quarter, the Borrower and its Subsidiaries  to have less than (i) $30,000,000 in unrestricted cash, cash equivalents and Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment), in the aggregate, held in bank deposit accounts in the United States and (ii) $20,000,000 in unrestricted cash, Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment) and long-term securities investments, in the aggregate, held in accordance with the Investment Policy (as in effect on the Effective Date).

(b)                                 Consolidated Total Leverage Ratio.  The Borrower will not permit the Consolidated Total Leverage Ratio to be greater than (i) 3.25 to 1.00 as of the last day of any Reference Period, commencing with June 30, 2016, tested for all quarters ending on or prior to the first anniversary of the Effective Date, (ii) thereafter, 3.00 to 1.00 as of the last day of any Reference Period for all quarters after the first anniversary of the Effective Date and ending on or prior to the second anniversary of the Effective Date, and (iii) after the date of the second anniversary of the Effective Date, 2.75 to 1.00 as of the last day of any Reference Period for all quarters thereafter.

(c)                                  Consolidated Fixed Charge Coverage Ratio.  The Borrower will not permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any Reference Period, commencing with June 30, 2016, to be less than 1.25 to 1.00.

SECTION 6.11              Sale and Leaseback Transaction.  No Loan Party will, nor will it permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after such Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.12              Asset Sales.  No Loan Party will, nor will it permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary or otherwise in compliance with Section 6.04), except:

(a)                                 (i) sales, transfers and dispositions of inventory, obsolete or worn-out equipment, and other obsolete, worn-out, used or surplus assets or other property no longer used or useful in the business, in each case in the ordinary course of business, (ii) inventory and goods held for sale or other immaterial assets, and (iii) cash and Cash Equivalents;

(b)                                 sales, transfers and dispositions of assets to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.07;

(c)                                  sales, transfers and dispositions of accounts receivable made only to the account debtors obligated therefor (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d)                                 sales, transfers and dispositions of Permitted Investments in the ordinary course of business;

(e)                                  Sale and Leaseback Transactions permitted by Section 6.11;

(f)                                   dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g)                                  transfers of cash in the ordinary course of business for equivalent value;

(h)                                 dispositions of non-core assets acquired pursuant to a Permitted Acquisition or other Investment permitted hereunder in an aggregate amount not to exceed 20% of the total consideration of the total assets acquired in such Permitted Acquisition or other Investment;

(i)                                     licenses of patents, trademarks and other intellectual property rights granted by Borrower or its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Borrower or such Subsidiary and leases, subleases, licenses or sublicenses of any real or personal property;

(j)                                    sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold, and other than any Massachusetts Securities Corporation) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (j) shall not exceed at the time of such disposition an amount equal to 15% of Consolidated total assets as of the last day of the most recently ended Reference Period, during the term of this Agreement;

(k)                                 Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(l)                                     Liens permitted by Section 6.02, Investments permitted by Section 6.04 and Restricted Payments permitted by Section 6.06;

(m)                             the sale or other transfer by Virtusa UK Ltd, of its trade debts or accounts receivable generated from sales to British Telecommunications plc, to Lloyds TSB Commercial Finance Limited (“Lloyds”), pursuant to the Supplier Finance Facility Agreement dated September 23, 2008, between Lloyds and Virtusa UK Ltd, as amended, restated, extended, replaced or otherwise modified in a manner not adverse to the Lenders in any material respect;

(n)                                 Dispositions of real estate and improvements acquired in connection with the Polaris Acquisition; and

(o)                                 Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are promptly applied to the purchase price of such replacement property;

provided that all sales, transfers, leases and other dispositions permitted under this Section 6.12 (other than those permitted by clauses (b), (d) and (f) above) shall be made for fair value.

Notwithstanding the foregoing, (i) any Subsidiary that is a Massachusetts Securities Corporation may sell, transfer, lease or otherwise dispose of its assets only to the Borrower or another Loan Party, and not to any other Person, and (ii) the Borrower and other Loan Parties may transfer the Equity Interests in or assets of any Massachusetts Securities Corporation only to another Loan Party, and not to any Person.  For the avoidance of doubt, issuances and sales by the Borrower of its own Equity Securities are not restricted by this Section 6.12.

SECTION 6.13              Immaterial Subsidiaries.  The Borrower will, from time to time by written notice to the Administrative Agent, un-designate a sufficient number of Subsidiaries as

Immaterial Subsidiaries, if and to the extent necessary, such that at all times all Immaterial Subsidiaries, collectively, do not comprise more than five percent (5%) of the Borrower’s consolidated assets or Consolidated EBITDA as of the end of or for the most recently ended Reference Period.

ARTICLE VII.
Events of Default

If any of the following events (“Events of Default”) shall occur:

(a)                                 the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)                                 the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c)                                  any representation or warranty made or deemed made by any Loan Party or any Subsidiary in this Agreement, any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished by or on behalf of any Loan Party or any Subsidiary pursuant to or in connection with this Agreement, any Loan Document, or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect (or in any respect if such representation or warranty is already qualified by concepts of materiality) when made or deemed made;

(d)                                 any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.01(a) through (d), 5.02(a), 5.03 (solely with respect to legal existence of the Loan Parties), 5.06 or 5.08 or in Article VI;

(e)                                  any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or in any other Loan Document (other than those which constitute a default under another Section of this Article), and such failure shall continue unremedied for a period of thirty (30) days after the earlier of any Loan Party’s knowledge of such breach or written notice thereof from the Administrative Agent (which notice will be given at the request of any Lender);

(f)                                   any Loan Party or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable after giving effect to any applicable grace period;

(g)                                  any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness and with respect to any Indebtedness which is convertible into Equity Interests and permitted under Section 6.01, the conversion of such Indebtedness into Equity Interests in accordance with the terms thereof shall not constitute, for purposes of this clause (g), an event or condition which would allow the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity;

(h)                                 an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any  Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                                     the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                                    the Borrower or any Subsidiary shall become unable, admit in writing its inability to, or publicly declare its intention not to, or fail generally to pay its debts as they become due;

(k)                                 one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 in value, the payment of which is not fully covered by insurance in excess of any deductibles not exceeding $1,000,000 in the aggregate or which is not otherwise covered by an indemnification in favor of the Borrower or its Subsidiaries, as applicable, shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;

(l)                                     an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)                             a Change in Control shall occur;

(n)                                 the Loan Guaranty shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect, including any notice of termination delivered pursuant to Section 10.08;

(o)                                 except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any material portion of the Collateral, taken as a whole, as required by this Agreement or any Collateral Document, or (ii) any Lien on any material portion of the Collateral, taken as a whole, securing any Secured Obligation shall cease to be a perfected, first priority Lien; or

(p)                                 any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or as a result of the termination of the Commitments and the payment in full of principal and interest on each Loan and all fees of the Loan Parties thereunder, shall cease to be in full force and effect; or any Loan Party or any other Person shall contest in any manner the validity or enforceability of any Loan Document; or any Loan Party shall deny that it has any or further liability or obligation under any Loan Document, or shall purport to revoke, terminate or rescind any Loan Document then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments (including the Letter of Credit Commitments), and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become  due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued but unpaid interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the

Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII.
The Administrative Agent

Each of the Lenders and the Issuing Bank, each on behalf of itself and any of its Affiliates that is a Secured Party, hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.  In addition, to the extent required under the laws of any jurisdiction other than the U.S., each of the Lenders and the Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf.  Except for the final paragraph of this Article VIII, the provisions of this Article are solely for the benefit of the Credit Parties, and the Loan Parties shall not have rights as a third party beneficiary of any of such provisions.  It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of its Subsidiaries that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction.  The Administrative

Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered under any Loan Document or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower thirty (30) days in advance.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank, which successor, so long as no Event of Default shall have occurred and be continuing, shall be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed).  If no successor shall have been so appointed by the Required Lenders and approved by the Borrower (to the extent required) and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a commercial bank with an office in New York, New York, or an Affiliate of any such commercial bank.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  Notwithstanding the foregoing, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Bank and the Borrower, whereupon, on the date of effectiveness of such resignation stated in such notice, (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents, provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this paragraph (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (b) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, provided that (i) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (ii) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall also directly be given or made to each Lender and the Issuing Bank.  Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities.  Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder.  Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Documents, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a lender or assign or otherwise transfer its rights, interests and obligations hereunder.

Anything herein to the contrary notwithstanding, no Lead Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC.  Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents.  Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon the security granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents.  In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized by the Secured Parties, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.  The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral in accordance with Section 9.02(d).  Upon any sale or transfer of assets constituting Collateral or the release of any Subsidiary from its Guarantee that is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least ten (10) Business Days’ prior written request by the Borrower to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred or to evidence the release of such Guarantor; provided, that (a) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or to evidence the release of such Guarantor, and (b) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any other Subsidiary, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral.

ARTICLE IX.
Miscellaneous

SECTION 9.01              Notices.  (a)  Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, fax or other electronic communication, as follows:

(i)                                     if to any Loan Party, to it in care of the Borrower at:

Virtusa Corporation

2000 West Park Drive

Westborough, MA  01581

Attention:  Chief Financial Officer

Facsimile No:  (508) 389-7224

(ii)                                  if to the Administrative Agent at:

JPMorgan Chase Bank, N.A.
Loan and Agency Services Group

10 South Dearborn, Floor L2

Chicago, IL 60603-2003

Attention: Cheryl Lyons

Telephone No. (312) 732-2593

Facsimile No: (888)-303-9732

Electronic mail: jpm.agency.servicing.1@jpmorgan.com

with a copy to:

One International Place, 42nd Floor

Boston, MA 02110

Attention: Jacob L. Dowden, Senior Vice President

Facsimile No:  (617) 341-7367

(iii)                               if to the Issuing Bank, to JPMorgan Chase Bank, N.A. at:

10 S. Dearborn, Floor L2

Chicago, Illinois 60603

Attention: PJ Balaji, LC Account Manager

Telephone No.: 855-609-9959

Facsimile No:  (888) 303-9732

Electronic mail: chicago.lc.agency.activity.team@jpmorgan.com

(iv)                              if to any other Lender, to it at its address (or telecopy number or e-mail address) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient).  Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)                                 Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)                                  Any party hereto may change its address or telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

(d)                                 Electronic Systems.

(i)                  Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)               Any Electronic System used by the Administrative Agent is provided “as is” and “as available.”  The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications.  No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System.  In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender, the Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of communications through an Electronic System.  “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any

Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02              Waivers; Amendments.  (a)  No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b)                                 Subject to Section 9.02(c) through 9.02(f) below and except as provided in Section 2.21 with respect to an Incremental Term Loan Amendment, neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement (including any Incremental Term Loan Amendment) shall (i) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender)(it being understood that a waiver of any condition precedent or the waiver of any Default, Event of Default or mandatory prepayment shall not constitute an increase of any Commitment), (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender), provided, however, that only the consent of the Required Lenders shall be necessary to amend the provisions with respect to the application or amount of the default rate described in Section 2.13(d) or waive any obligation of any Borrower to pay interest or fees at such default rate and with respect to amendments to any financial covenant ratios or related definitions, the impact of which may reduce interest, (iii) postpone the scheduled date of payment or amortization of the principal amount of any Loan or LC Disbursement, or any  date for payment of any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment (in each case excluding, for the avoidance of doubt, mandatory prepayments under Section 2.11), or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby (including any such Lender that is a Defaulting Lender), (iv) change Section 2.18(b) or (d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby, (v) release the Borrower from its Obligations without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or, except as provided in the following clause (viii), any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender (it being understood that, solely with the consent of the parties to an Incremental Term Loan Amendment, Incremental Term Loans may be included in the determination of the Required Lenders, the Required Revolving Lenders and the Required Term Lenders, as applicable,  on substantially the same basis as the Commitments and the Term Loans are included on the Effective Date) (provided that with the consent of the Administrative Agent, the provisions of this Section and the definition of the term “Required Lenders” may be amended to include references to any new class of loans created under this Agreement (or to lenders extending such loans) on substantially the same basis as the corresponding references relating to the existing classes of Loans or Lenders), (vii) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender), (viii) change the definition of “Required Revolving Lenders” or “Required Term Lenders”, without the written consent of each Revolving Lender or each Term Lender, respectively (other than any Defaulting Lender), (ix) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than Lenders holding Loans of any other Class, without the written consent of the Required Revolving Lenders and the Required Term Lenders, as the case may be, of the Class of Loans adversely affected thereby, (x) release all or substantially all of the Loan Guarantors from their obligations under the Loan Guaranty, without the written consent of each Lender (other than any Defaulting Lender) (except as otherwise expressly provided for herein), or (xi) except as provided in paragraph (d) of this Section, release all or substantially all of the Collateral (except as otherwise expressly provided for herein), without the written consent of each Lender (other than any Defaulting Lender); provided further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Issuing Bank hereunder without the prior written consent of the Administrative Agent or the Issuing Bank, as the case may be (it being understood that any change to Section 2.20 shall require the consent of the Administrative Agent and the Issuing Bank).  The Administrative Agent may also amend Schedule 2.01A or 2.01B to reflect assignments entered into pursuant to Section 9.04.

(c)                                  Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (1) to add one or more additional revolving credit or term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit, as deemed appropriate by the Administrative Agent, the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

(d)                                 If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each

Lender (or each affected Lender) and that has been approved by the Required Lenders, the Required Term Lenders, or the Required Revolving Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 2.19; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

(e)                                  If the Administrative Agent and the Borrower acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Agreement or any other Loan Document, then the Administrative Agent and the Borrower shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Agreement.

(f)                                   The Lenders hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to or held by the Administrative Agent upon any Collateral (i) upon the termination of all the Commitments, payment and satisfaction in full in cash of all Secured Obligations (other than (A) contingent obligations and (B) Secured Swap Obligations and Secured Banking Services Obligations as to which arrangements satisfactory to the applicable Swap Provider or Banking Services Provider have been made), and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank have been made), (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII, (v) as otherwise permitted by, but only in accordance with, the terms of any Loan Document, or (vi) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder.  Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto.  Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Domestic Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

SECTION 9.03              Expenses; Indemnity; Damage Waiver.  (a)  The Loan Parties, jointly and severally, shall pay or promptly reimburse (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, Lead Arrangers and their respective Affiliates (limited, in the case of legal costs, to the reasonable and documented  fees, charges and disbursements of one primary counsel for the Administrative Agent and Lead Arrangers collectively (including reasonably necessary local counsel for the Administrative Agent and Lead Arrangers collectively), in connection with the syndication of the credit facilities provided for herein, (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (limited in the case of legal costs,  to the reasonable and documented  fees, charges and disbursements of one primary counsel for the Administrative Agent and reasonably necessary local counsel for the Administrative Agent), in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (limited in the case of legal costs,  to the reasonable and documented fees, charges and disbursements of one primary counsel to all such persons, collectively, one local counsel for each other relevant jurisdiction, to all such persons, collectively, and additional counsel (to be shared by similarly situated persons) in light of conflicts of interest for the Administrative Agent, the Issuing Bank or any Lender) during the existence of an Event of Default, in connection with the enforcement, collection or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during the existence of an Event of Default and during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                                 Each of the Loan Parties, jointly and severally, shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, incremental taxes, liabilities and related reasonable and documented expenses, (limited in the case of legal costs,  to the fees, charges and disbursements of one primary counsel to all such persons, collectively, one local  counsel to all such persons, collectively, for each other relevant jurisdiction, and additional counsel (to be shared by similarly situated persons) in light of conflicts of interest for any Indemnitee), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit),  or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such claim, litigation, investigation or proceeding is brought by the Borrower or any other Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent (a) that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, or willful misconduct of such Indemnitee or material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (b) any dispute solely among the Indemnitee that does not involve an act or omission of the Borrower or any of its Affiliates (other than any claims against an Indemnitee in its capacity as an administrative agent or arranger or any similar role under the Loan Documents).This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)                                  To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in their capacity as such.

(d)                                 To the extent permitted by applicable law, no party hereto shall assert, and each such party hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)                                  All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04              Successors and Assigns.  (a)  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution or Excluded Person) all or a portion of its rights and obligations under the Loan Documents (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A)            the Borrower, provided that, the Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Loan or Revolving Commitment to an assignee that is a Lender immediately prior to giving effect to such assignment, an Affiliate of such a Lender or an Approved Fund with respect to such a Lender and (y) all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)            the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.

(ii)               Assignments shall be subject to the following additional conditions:

(A)            except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000 unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (d) (solely as it relates to a breach of Section 5.01 and Section 6.10), (f), (g), (h) or (i) has occurred and is continuing;

(B)            each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C)            the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $3,500; provided that only one such processing and recordation fee shall be payable in the event of simultaneous assignments from any Lender or its Approved Funds to one or more other Approved Funds of such Lender; and

(D)            the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

For the purposes of this Section 9.04(b), the term “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means a (a) natural person, (b) company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business, (c) a Defaulting Lender or its Lender Parent, or (d) the Borrower or any of its Subsidiaries or other Affiliates.

(iii)                     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                       Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution or Excluded Person, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly or adversely affects such Participant.  The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under 2.17(g) will be delivered to the Borrower and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive.

Each Lender that sells a participation agrees to effectuate the provisions of Section 2.19(b) with respect to any Participant.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.  Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)                                 Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05              Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments  delivered in connection with or pursuant to this Agreement or any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the

Commitments have not expired or terminated.  The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06              Counterparts; Integration; Effectiveness; Electronic Execution.  (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b)                                 Delivery of an executed counterpart of a signature page of this Agreement by telecopy, emailed pdf. or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.  The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any  document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 9.07              Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08              Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, upon any amount becoming due and payable by the Borrower hereunder (whether at stated maturity, by acceleration, or otherwise) to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement.  The applicable Lender shall notify the

Borrower and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09              Governing Law; Jurisdiction; Consent to Service of Process.  (a)  This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b)                                 Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in the  Borough of Manhattan, and of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

(c)                                  Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)                                 Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10              WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11              Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12              Confidentiality.  Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (provided that, unless prohibited by applicable law or court order, the Administrative Agent, applicable Lender or Issuing Bank, as the case may be, shall notify the Borrower of any request by any Governmental Authority (other than any such request in connection with an examination of the Administrative Agent, applicable Lender or Issuing Bank) for disclosure of any such nonpublic Information prior to disclosure of such Information), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement any other Loan Document or the enforcement of rights hereunder or thereunder (provided that the Borrower shall be given notice thereof and a reasonable opportunity to seek a protective court order with respect to such Information prior to such disclosure (it being understood that the refusal by a court to grant such a protective order shall not prevent the disclosure of such Information thereafter) and any foreclosure, sale or other disposition of any Collateral in connection with the exercise of remedies under the Collateral Documents, subject to each potential transferee of such Collateral having entered into customary confidentiality undertakings with respect to such Collateral prior to the disclosure thereof to such Person (which confidentiality obligations will cease to apply to any transferee upon the consummation of its acquisition of such Collateral)), (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii)  any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrower that, to the knowledge of the Administrative Agent or the applicable Lender, Issuing Bank or Affiliate, is not subject to contractual or fiduciary confidentiality obligations.  For the purposes of this Section, “Information” means all information received from or on behalf of  any Loan Party relating to any Loan Party or its business pursuant to or in connection with the Loan Documents, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to or concurrently with disclosure by such Person and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13              Material Non-Public Information.

(a)                                 EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND  ITS AFFILIATES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(b)                                 ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.14              Several Obligations; Nonreliance; Violation of Law.  The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Board) for the repayment of the Borrowings provided for herein.  Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.15              USA PATRIOT Act.  Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “USA Patriot Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Act.

SECTION 9.16              Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control.  Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent (if applicable) or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17              Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18              No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that:  (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates.  To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X.
LOAN GUARANTY

SECTION 10.01                               Guaranty.  Each Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses including, without limitation, all court costs and reasonable attorneys’ and paralegals’ fees and expenses paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, the Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “Guaranteed Obligations”); provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Loan Guarantor of (or grant of security interest by any Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Loan Guarantor for purposes of determining any obligations of any Loan Guarantor). Each Loan Guarantor further agrees that the Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Guaranteed Obligations.

SECTION 10.02                               Guaranty of Payment.  This Loan Guaranty is a guaranty of payment and not of collection.  Each Loan Guarantor waives any right to require the Administrative Agent, the Issuing Bank or any Lender to sue the Borrower, any Loan Guarantor, any other guarantor, or any other Person obligated for all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03                               No Discharge or Diminishment of Loan Guaranty.  (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and not subject to any reduction, limitation, impairment or termination for any reason (other than the payment in full in cash of the Guaranteed Obligations), including:  (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration, or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the corporate existence, structure or ownership of the Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party, or their assets or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender, or any other Person, whether in connection herewith or in any unrelated transactions.

(b)                                 The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment, or termination whatsoever by reason of the invalidity, illegality, or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c)                                  Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection, or invalidity of any indirect or direct security for the obligations of the Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the payment in full in cash of the Guaranteed Obligations).

SECTION 10.04                               Defenses Waived.  To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of the Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of the Borrower, any Loan Guarantor or any other Obligated Party, other than the payment in full in cash of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party, or any other Person.  Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder.  The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been fully paid in cash.  To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05                               Rights of Subrogation.  No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party, or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06                               Reinstatement; Stay of Acceleration.  If at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty.  If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07                               Information.  Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that neither the Administrative Agent, the Issuing Bank nor any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08                               Termination.  Each of the Lenders and the Issuing Bank may continue to make loans or extend credit to the Borrower based on this Loan Guaranty until five days after it receives written notice of termination from any Loan Guarantor.  Notwithstanding receipt of any such notice, each Loan Guarantor will continue to be liable to the Lenders for any Guaranteed Obligations created, assumed or committed to prior to the fifth day after receipt of the notice, and all subsequent renewals, extensions, modifications and amendments with respect to, or substitutions for, all or any part of that Guaranteed Obligations. Nothing in this Section 10.08 shall be deemed to constitute a waiver of, or eliminate, limit, reduce or otherwise impair any rights or remedies the Administrative Agent or any Lender may have in respect of, any Default or Event of Default that shall exist under clause (o) of Article VII hereof as a result of any such notice of termination.

SECTION 10.09                               Taxes.  Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law.  If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law.  If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10                               Maximum Liability.  The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or the Administrative Agent, the Issuing Bank or any Lender, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”).  This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent, the Issuing Bank and the Lenders to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other Person shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law.  Each Loan Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent, the Issuing Bank or the Lenders hereunder, provided that nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.  In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11                               Contribution.

(a)                                 To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following payment in full in cash of the Guarantor Payment and the Guaranteed Obligations (other than Unliquidated Obligations that have not yet arisen), and all Commitments and Letters of Credit have terminated or expired or, in the case of all Letters of Credit, are fully collateralized on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, and this Agreement, the Swap Agreement Obligations and the Banking Services Obligations have terminated, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b)                                 As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c)                                  This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d)                                 The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e)                                  The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the full payment of the Guaranteed Obligations in cash (other than Unliquidated Obligations that have not yet arisen) and the termination or expiry (or, in the case of all Letters of Credit, full cash collateralization), on terms reasonably acceptable to the Administrative Agent and the Issuing Bank, of the Commitments and all Letters of Credit issued hereunder and the termination of this Agreement, the Swap Agreement Obligations and the Banking Services Obligations.

SECTION 10.12                               Liability Cumulative.  The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13                               Keepwell.  Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations.  Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

VIRTUSA CORPORATION,

By:	/s/ Ranjan Kalia
Name: Ranjan Kalia Title: Executive Vice President and Chief Financial Officer

APPARATUS, INC.,

By:	/s/ Ranjan Kalia
Name: Ranjan Kalia Title: Treasurer

JPMORGAN CHASE BANK, N.A., as a Lender, Issuing Bank and Administrative Agent,

By:	/s/ Jacob Dowden
Name: Jacob Dowden Title: Authorized Signatory

BANK OF AMERICA, N.A., as a Lender and Issuing Bank

By:	/s/ Molly Kropp
Name: Molly Kropp Title: Vice President

CITIZENS BANK, N.A., as a Lender

By:	/s/ William M. Clossey
Name: William A. Clossey Title: Senior Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Pablo Pena
Name: Pablo Pena Title: Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Jack Gaziano
Name: Jack Gaziano Title: Managing Director

WELLS FARGO, N.A., as a Lender

By:	/s/ Debra E. DelVecchio
Name: Debra E. DelVecchio Title: Senior Vice President

SCHEDULE 2.01A

COMMITMENTS

SCHEDULE 2.01B

LETTER OF CREDIT COMMITMENTS

Exhibit 10.1A

Schedule 1.01A

Existing Letters of Credit

L/C No.	Current Amount	Actual Expiry	Beneficiary

CPCS-858114	$94,664.64	March 1, 2016	Sherwood 370 Lexington, LLC C/o Sherwood Equities, Inc. 745 Fifth Avenue Suite 1707 New York, NY 10151

CPCS-938227	$178,382.75	February 28, 2016	CRP/Capstone 14 W Property Owner, LLC C/o CB Richard Ellis Inc 14 Wall Street, 5th Floor New York, NY 10005

Schedule 1.01B

Immaterial Subsidiaries

InSource, LLC

Virtusa US LLC

Schedule 2.01A

Commitments

Lender	Term Loan Commitment	Revolving Loan Commitment	Total
JPMorgan Chase Bank, N.A.	$53,333,333.33	$26,666,666.67	$80,000,000.00
Bank of America, N.A.	$53,333,333.33	$26,666,666.67	$80,000,000.00
Citizens Bank, N.A.	$26,666,666.67	$13,333,333.33	$40,000,000.00
Wells Fargo Bank, National Association	$26,666,666.67	$13,333,333.33	$40,000,000.00
Silicon Valley Bank	$23,333,333.33	$11,666,666.67	$35,000,000.00
HSBC Bank USA, National Association	$16,666,666.67	$8,333,333.33	$25,000,000.00
Total	$200,000,000.00	$100,000,000.00	$300,000,000.00

Schedule 2.01B

Letters of Credit Commitments

Issuing Bank	Letters of Commitment
JPMorgan Chase Bank, N.A.	$7,500,000.00
Bank of America, N.A.	$7,500,000.00
Total	$15,000,000.00

Schedule 3.06

Disclosed Matters

None.

Schedule 3.14

Insurance

See attached.

	POLICY			DEDUCTIBLES/
COVERAGE	DATES	LIMITS		SIR	CARRIER	POLICY NO.
Property	4/1/15 - 4/1/16	Blanket Contents	$58,117,521	$25,000	Federal Insurance Company	35832784
		Blanket Business Income	$17,500,000	72 Hours	(CHUBB)

General Liability	4/1/15 - 4/1/16	Per Occurrence	$1,000,000	N/A	Federal Insurance Company	35832784
		Products Completed Ops	$2,000,000		(CHUBB)
		General Aggregate	$2,000,000
		Personal & Advertising Injury	$1,000,000
		Fire Legal	$1,000,000

Workers Comp (AOS)	4/1/15 - 4/1/16	Bodily Injury by Accident	$500,000	N/A	Pacific Indemnity Company	71720913
		Bodily Injury by Disease	$500,000		(CHUBB)
		Bodily Injury by Disease	$500,000

Auto	4/1/15 - 4/1/16	CSL	$1,000,000	N/A	Great Northern Insurance Com	73560491
					(CHUBB)

Umbrella	4/1/15 - 4/1/16	Lead Layer	$25,000,000	$10,000	Federal Insurance Company	79838219
					(CHUBB)

Excess	4/1/15 - 4/1/16	Excess Liability	$5,000,000	N/A	Travelers Property Casualty	ZUP-10N82511-15-NF
		$(5M xs $25M)			Company Of America

Executive Lines (Financial Lines)	8/31/15 - 8/31/16	Lead D&O	$5,000,000	0$ / $250k / $500k / $1M (Side A, Side B non securities, Securities Claims, Sides B&C M&A Claim)	Liberty Insurance Underwriters	DOAT694278008

Executive Lines	8/31/15 - 8/31/16	1st Excess D&O	$5,000,000	$5,000,000	National Union Fire Insurance	01-693-09-81
(Financial Lines)		$(5M xs $5M)			Company of Pittsburgh, PA

Executive Lines	8/31/15 - 8/31/16	2nd Excess D&O	$5,000,000	$10,000,000	North American Specialty	DOE 000717303
(Financial Lines)		$(5M xs $10M)			Insurance Company

Executive Lines	8/31/15 - 8/31/16	3rd Excess D&O	$5,000,000	$15,000,000	National Union Fire Insurance	01-701-19-05
(Financial Lines)		$(5M xs $15M)			Company of Pittsburgh, PA

Executive Lines	8/31/15 - 8/31/16	4th Excess D&O	$5,000,000	$20,000,000	Starr Indemnity & Liability	SISIXFL21182614
(Financial Lines)		$(5M xs $20M)

Executive Lines	8/31/15 - 8/31/16	Excess Side A (DIC D&O)	$5,000,000	$25,000,000	Beazley Insurance Company	V141B2150301
(Financial Lines)		$(5M xs $25M)

Executive Lines	8/31/15 - 8/31/16	Crime	$10,000,000	$50,000	Travelers Casualty & Surety	105668438
(Financial Lines)					Company Of America

Executive Lines	8/31/15 - 8/31/16	Fiduciary	$3,000,000	0	National Union Fire Insurance	01-693-10-66
(Financial Lines)					Company of Pittsburgh, PA

	POLICY			DEDUCTIBLES/
COVERAGE	DATES	LIMITS		SIR	CARRIER	POLICY NO.
Executive Liability	8/31/15 - 8/31/16	Employment Practices	$3,000,000	$150,000	National Union Fire Insurance	01-693-10-71
(Financial Lines)					Company of Pittsburgh, PA

Executive Liability	8/31/15 - 8/31/18	Kidnap & Ransom	$3,000,000	$0	HCC Specialty	U715-85810
(Financial Lines)		(three year prepaid program)

Executive Liability	8/31/14 - 8/31/16	Employed Lawyers	$1,000,000	$25,000	AIG	01-481-70-97
(Financial Lines)

Tech E&O	4/1/15 - 4/1/16	Each Claim	$10,000,000	$500,000	Beezley	MEDTE1400042
Professional Liability		Privacy Notification Costs	$5,000,000
		Cyber Extortion	$5,000,000
		Data Protection Loss	$5,000,000

Schedule 3.15

Subsidiaries

Subsidiary	Jurisdiction of Organization	Direct Parent	Percentage Ownership
Apparatus, Inc.	Indiana	Virtusa Corporation	100%
InSource, LLC	Connecticut	Virtusa Corporation	100%
Polaris Consulting & Services Limited	India	Virtusa Consulting Services Private Limited	[>50.1	%](1)
Tradetech Consulting Scandinavia AB	Sweden	Virtusa International, B.V.	100%
Tradetech Consulting Scandinavia ApS	Denmark	Tradetech Consulting Scandinavia AB	100%
Virtusa (Private) Limited(2)	Sri Lanka	Virtusa International, B.V.	99.5%
Virtusa (Private) Limited	Sri Lanka	Shehan Wijetilaka	.5%
Virtusa Austria GmbH	Austria	Virtusa International, B.V.	100%

(1)  The exact figure will not be known until completion of the Polaris Tender Offer.

(2)  Ranjan Canekeratne and Shireen Canekeratne also each own 1 share of Virtusa (Private) Limited.

Subsidiary	Jurisdiction of Organization	Direct Parent	Percentage Ownership
Virtusa C.V.	Netherlands	Virtusa Corporation	99.99%
Virtusa C.V.	Netherlands	Virtusa US LLC	0.01%
Virtusa Canada Inc.	Canada	Virtusa Corporation	100%
Virtusa Consulting Services Private Limited	India	Virtusa International, B.V.	98.91%
Virtusa Consulting Services Private Limited	India	Virtusa Corporation	0.99%
Virtusa Consulting Services Private Limited	India	Virtusa UK Limited	0.10%
Virtusa Financing C.V.	Netherlands	Virtusa C.V.	99.99%
Virtusa Financing C.V.	Netherlands	Virtusa US LLC	0.01%
Virtusa Germany GmbH	Germany	Virtusa International, B.V.	100%
Virtusa Hungary Kft.	Hungary	Virtusa International, B.V.	100%
Virtusa International, B.V.	Netherlands	Virtusa Corporation	100%
Virtusa Malaysia Private Limited	Malaysia	Virtusa International, B.V.	100%

Subsidiary	Jurisdiction of Organization	Direct Parent	Percentage Ownership
Virtusa Netherlands Coöperatief U.A.	Netherlands	Virtusa Financing C.V.	99.99%
Virtusa Netherlands Coöperatief U.A.	Netherlands	Virtusa US LLC	0.01%
Virtusa Philippines, Inc.	Philippines	Virtusa International, B.V.	100%
Virtusa Securities Corporation	Massachusetts	Virtusa Corporation	100%
Virtusa Singapore Private Limited	Singapore	Virtusa International, B.V.	100%
Virtusa Software Services, Pvt. Ltd.	India	Virtusa International, B.V.	99.99%
Virtusa Software Services, Pvt. Ltd.	India	Virtusa UK Limited	0.01%
Virtusa Switzerland GmbH	Switzerland	Virtusa International, B.V.	100%
Virtusa Technologies India Private Limited	India	Virtusa International, B.V.	10%
Virtusa Technologies India Private Limited	India	Virtusa Software Services, Pvt. Ltd.	90%
Virtusa UK Limited	United Kingdom	Virtusa International, B.V.	100%
Virtusa US LLC	Delaware	Virtusa Corporation	100%

Subsidiary	Jurisdiction of Organization	Direct Parent	Percentage Ownership
Intellect Polaris Design LLC	New Jersey	Polaris Consulting & Services Limited (India)	95%
Intellect Polaris Design LLC	New Jersey	Polaris Software Lab Inc.	5%
Optimus Global Services Limited	India	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting & Services B.V.	Netherlands	Polaris Consulting & Services Limited (United Kingdom)	100%
Polaris Consulting & Services FZ LLC	Dubai	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting & Services GmbH	Germany	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting & Services Inc.	Canada	Polaris Consulting & Services Limited (India)	60%
Polaris Consulting & Services Inc.	Canada	Polaris Consulting & Services Pte. Ltd.	40%
Polaris Consulting & Services Ireland Ltd	Ireland	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting & Services Kft.	Hungary	Polaris Consulting & Services Limited (United Kingdom)	100%
Polaris Consulting & Services Limited	United Kingdom	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting & Services Pte. Ltd.	Singapore	Polaris Consulting & Services Limited (India)	100%

Subsidiary	Jurisdiction of Organization	Direct Parent	Percentage Ownership
Polaris Consulting & Services Pty Ltd	Australia	Polaris Consulting & Services Limited (India)	100%
Polaris Consulting and Services Japan K.K	Japan	Polaris Consulting & Services Limited (India)	100%
Polaris Software (Shanghai) Company Limited	China	Polaris Consulting & Services Pte. Ltd.	100%
Polaris Software Consulting & Services Sdn Bhd	Malaysia	Polaris Consulting & Services Pte. Ltd.	100%

Schedule 5.14

Post-Closing Covenant

None.

Schedule 6.01

Existing Indebtedness

1.              Indebtedness secured by the liens set forth on Schedule 6.02.

2.              Virtusa Technologies India Private Limited, Virtusa Software Services, Pvt. Ltd., Virtusa Consulting Services Private Limited and Virtusa (Private) Limited incur bank guarantees from time to time.

3.              Intercompany loans owed by Virtusa UK Limited to Virtusa Corporation and/or Virtusa US LLC in an aggregate principal amount of $10M.

4.              Intercompany loans owed by Virtusa International, B.V. to Virtusa Corporation and/or Virtusa US LLC in an aggregate principal amount of $10M.

5.

Off Balance Sheet Liabilities	INR	USD @ 66.5
Bank Guarantees outstanding as at 30th September 2015	82,268,043	$1,237,113
Less: Margins	(6,014,902)	$(90,450)
Net Bank Guarantees outstanding	76,253,141	$1,146,664

6.

Polaris Other Investments	Amount (INR)	Amount (USD)
Loans to employees	25,449,170	$382,694
Loans to employees	66,026,760	$992,884
Salary advance	16,247,176	$244,318
Staff advance	21,330,336	$320,757
Staff Settlement Receivable	36,348,363	$546,592
Travel Advance (Net of provisions)	7,360,140	$110,679
Orbitech Employee welfare trust	24,963,878	$375,397
Other Advances	500,000	$7,519
Other Advances	60,792,500	$914,173

7.              Virtusa Corporation will be guaranteeing the obligations of Virtusa Germany GmbH, as licensor, under one or more licensing agreements between Virtusa Germany GmbH and SAP SE and/or its Affiliates.

8.              Polaris Consulting & Services Limited will be entering into a bank guarantee in favor of the Directorate of Town & Country Planning, Haryana, SCO-71-75, 2nd Floor, Sector 17-C, Chandigarh.

Schedule 6.02

Existing Liens

Loan Party	Secured Party	Jurisdiction	Filing Number and Filing Date	Collateral Description

Virtusa Corporation	Lakeland Bank	Delaware	20112946534 7/29/11	Office furniture as further described therein.

Virtusa Corporation	Lakeland Bank	Delaware	20113836098 10/5/11	Office furniture as further described therein.

Virtusa Corporation	Lakeland Bank	Delaware	20114051507 10/20/11	Office furniture as further described therein.

Apparatus, Inc.	Timepayment Corporation	Indiana	201400005279838 6/26/14	Equipment as described therein.

Schedule 6.04

Existing Investments

1.              Investments in Subsidiaries set forth on Schedule 3.15.

2.              Investments by Virtusa Corporation and/or Virtusa US LLC in the form of intercompany loans to Virtusa UK Limited in an aggregate principal amount of $10M.

3.              Investments by Virtusa Corporation and/or Virtusa US LLC in the form of intercompany loans to Virtusa International, B.V., in an aggregate principal amount of $10M.

4.              Salary advances and other loans in an aggregate amount of approximately $1.7M to employees of the Borrower or one or more of its Subsidiaries in the city of Chennai in connection with personal and other losses resulting from the 2015 South Indian floods.

5.              Investments by Virtusa Software Services, Pvt. Ltd. and Virtusa Consulting Services, Pvt. Ltd. in an aggregate principal amount of approximately $300,000 in connection with key-employee car lease program.

6.              Salary advances and other loans in an aggregate amount of approximately $600,000 to employees of the Borrower or one or more of its Subsidiaries for business related, education or moving expenses.

7.              Investments by Virtusa Securities Corporation in an aggregate principal amount of $54,000,000 in money market funds, corporate and agency bonds and other investments consistent with the Investment Policy.

8.              India Top Talent prepaid bonus: $1.2M

9.              Sri Lanka Top Talent prepaid bonus: $300,000

10.

	Face	As on December 20, 2015
	Value	Units *	Amount
	INR	No.	INR Lakhs	USD
Investments in Mutual Funds
BSL CASH PLUS FUND	100	376,352	892.49	$1,342,096.28
RELIANCE LIQUID FUND	1000	30,423	1,095.28	$1,647,035.38
HDFC LIQUID FUND	1000	30,625	892.94	$1,342,764.31
ICICI PRUDENTIAL LIQUID FUND	100	500,822	1,095.15	$1,646,842.79
SONY ADR		18,415	228.63	$343,803.29
Total Current investment			4,204.49	$6,322,542.04

11.

		Face	As at December 20,2015
Particulars	Currency	Value **	Units**	Amount
				INR Lakhs	USD
Investments in Equity Instruments
Software Sidoun Gmbh, Germany	Euro	1	29400	4.96	$7,458.65
Investments in Preference shares - others (at cost)
Tyfone Inc Series B Preference shares	USD	1	481,232	250.61	$376,857.14
15.95 % Cumulative Non-convertible Redeemable preference shares-	INR	7,500	8,000	1,000.00	$1,503,759.40

Infrastructure Leasing & Financial Services Ltd
8.4 % Cumulative Non-convertible Redeemable preference shares-L&T Finance Holdings Limited	INR	100	1,000,000	1,000.00	$1,503,759.40
8.33 % Cumulative Redeemable Non-participating preference shares- Tata Capital Limited	INR	1,000	50,000	500.00	$751,879.70
Investments in bonds
6.30% Indian Railway Finance Corporation Ltd	INR	100,000	500	500.00	$751,879.70
8.22% Housing and Urban Development Corporation Limited	INR	1,000	20,000	200.00	$300,751.88
8.51% Housing and Urban Development Corporation Limited	INR	1,000	100,000	1,141.40	$1,716,390.98
8.30% National Highways Authority of India	INR	1,000	50,000	551.00	$828,571.43
8.46% National Housing Bank	INR	1,000,000	50	564.00	$848,120.30

Schedule 6.08

Existing Restrictions

None.

Exhibit 10.1B

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below and the Assignee identified in item 2 below.  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified in item 5 below, receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is an Affiliate/Approved Fund of [identify Lender](1)]

3.	Borrower:	Virtusa Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) among the Borrower, the guarantors party thereto, the lenders parties thereto, and

(1)  Select as applicable.

Exhibit A-1

the Administrative Agent

6.	Assigned Interest:

Facility Assigned(2)	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans(3)
	$	$		%
	$	$		%
	$	$		%

Effective Date:                    20    [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

(2)  Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment,” “Term Loans”)

(3)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

[Consented to and](4) Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:](5)

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

(4)  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

(5)  To be added only if the consent of the Borrower and/or other parties (e.g. Issuing Bank) is required by the terms of the Credit Agreement.

Exhibit A-3

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1          Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, other than statements made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.         Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption, to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) it is not an Ineligible Institution or Excluded Person, (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof (or, prior to the first such delivery, the financial statements referred to in Section 3.04 thereof), and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.             Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,

Exhibit A-4

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on separate counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Exhibit A-5

EXHIBIT B

COMPLIANCE CERTIFICATE

To:                             The Lenders parties to the

Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Agreement”) among Virtusa Corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.             I am the duly elected                                   of the Borrower;

2.             I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Borrower and its Subsidiaries during the accounting period covered by the attached financial statements [for quarterly financial statements add: “and such financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis as of the date thereof in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes”];

3.             The examinations described in paragraph 2 did not disclose, except as set forth below, and I have no knowledge of (i) the existence of any condition or event which constitutes a Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate or (ii) any change in GAAP or in the application thereof which effects the attached financial statements or the provisions of the Credit Agreement that has occurred since the date of the audited financial statements referred to in Section 3.04 of the Agreement or subsequently delivered as required in the Agreement;

4.             I hereby certify that no Loan Party has changed (i) its name as it appears in official filings in the jurisdiction of its incorporation or other organization, (ii) its chief executive office, principal place of business, mailing address, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (iii) the type of entity that it is, (iv) its organization identification number, if any, issued by its jurisdiction of incorporation or other organization, or (v) its jurisdiction of incorporation or other organization, in each case, without having given the Administrative Agent the notice required by Section 4.15 the Security Agreement or as otherwise set forth on Schedule III attached hereto;

5.             Schedule I attached hereto sets forth financial data and computations evidencing the Borrower’s compliance with Section 6.10 of the Agreement;

Exhibit B-1

6.             Schedule II sets forth any Patent, Trademark or Copyright (as such terms are defined in the Security Agreement) registrations of any Loan Party made within the last quarter with the United States Patent and Trademark Office, the United States Copyright Office or any similar U.S. office or agency; and

7.             Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrower has taken, is taking, or proposes to take with respect to each such condition or event or (ii) change in GAAP or the application thereof which effects the attached financial statements or the provisions of the Credit Agreement and the effect of such change on the attached financial statements or provisions of the Credit Agreement:

The foregoing certifications, together with the computations set forth in Schedule I attached hereto and the financial statements delivered with this Certificate in support hereof, and the certifications on Schedule II, are made and delivered this      day of                ,     .

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit B-2

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of           ,       (the “Statement Date”)
with Section 6.10 of the Agreement

1. Section 6.10(a) — Minimum Cash and Unrestricted Long-Term Securities Investments(6)

A.	Consolidated Total Leverage Ratio: (Line 2.C):	to 1.00

B.

Unrestricted cash, cash equivalents and Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment), in the aggregate, held in bank deposit accounts in the United States

$

C.

Unrestricted cash, Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment) and long-term securities investments, in the aggregate, held in accordance with the Investment Policy (as in effect on the Effective Date)

$

2. Section 6.10(b) — Consolidated Total Leverage Ratio

A.	Consolidated Funded Debt: (7)	$

B.	Consolidated EBITDA:
	(from Line 3.A.(iv) below)	$

C.	Consolidated Total Leverage Ratio:
	(Line 2.A. ÷ Line 2.B.):	to 1.00

Maximum Permitted: [3.25 to 1.00][3.00 to 1.00][2.75 to 1.00]

	Compliance:	[YES][NO]

3. Section 6.10(c) —Fixed Charge Coverage Ratio:

A.	Consolidated EBITDA:

	(i) Consolidated Net Income:	$

(ii) without duplication, to the extent deducted (and not added back) in determining such Consolidated Net Income:

(6)  The Borrower will not permit, prior to the delisting of the Target, at any time when the Consolidated Total Leverage Ratio exceeds 1.50 to 1.00 as of the last day of such quarter, the Borrower and its Guarantors to have less than (i) $30,000,000 in unrestricted cash, cash equivalents and Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment), in the aggregate, held in bank deposit accounts in the United States and (ii) $20,000,000 in unrestricted cash, Permitted Investments (in clauses (b) through (f) of the definition of Permitted Investment) and long-term securities investments, in the aggregate, held in accordance with the Investment Policy (as in effect on the Effective Date).

(7)  All obligations in respect of the deferred purchase price of property or services and obligations under any earn-out shall, in each case, be included only if and to the extent such obligations remain unpaid following the due date thereof.

Exhibit B-3

(a) Consolidated Interest Expense (including net losses (or gains) on Swap Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, unused line fees, letter of credit fees, facing fees and bank guaranty fees), net of interest income:

$

(b) the provision for taxes based on income, profits or capital, including federal, foreign, state, local, franchise, excise, value added and similar taxes paid or accrued during such period (including in respect of repatriated funds and any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations) net of any tax credits:

$

(c) depreciation expense:	$

(d) amortization expense:	$

(e) fees and expenses incurred during such period in connection with any Permitted Acquisitions, sale of assets outside the ordinary course of business, and Investments permitted under Section 6.04 of the Agreement (a) consummated during such period and (b) to the extent not consummated, in an aggregate amount for all such transactions in this clause (b) of Line 3.A.(ii)(e), together with those set forth in Line 3.A.(ii)(f), not to exceed $5,000,000 during any twelve (12) month period:

$

(f) any non-cash loss from any sale of assets outside the ordinary course of business; provided that aggregate amount of all add-backs in this Line 3.A.(ii)(f), together with those set forth in clause (b) of Line 3.A.(ii)(e), shall not exceed $5,000,000 during any twelve (12) month period:

$

(g) non-cash equity-based compensation expenses	$

(h) fees and expenses incurred in connection with the Loan Documents and the Transactions	$

(i) extraordinary and non-recurring losses or expenses	$

(j) the amount of, any non-controlling or minority interest expense consisting of Subsidiary income attributable to minority Equity Interests of third parties in any non-wholly owned Subsidiary	$

Exhibit B-4

(k) the amount of unamortized fees, costs, prepayment premiums and expenses previously paid in cash and capitalized and subsequently expensed in connection with the repayment of Indebtedness and any required prepayment premiums in connection therewith

$

(l) any expenses and payments covered by third party indemnification, insurance, reimbursement, guaranty, purchase price adjustment or similar arrangement, or otherwise reimbursed or reimbursable by a third party, to the extent that such expenses and payments have been paid or reimbursed in cash

$

(m) the amount of any cash restructuring and similar charges, severance costs, lease termination costs, retention, recruiting and relocation costs, integration and other business optimization expenses, signing costs, retention or completion bonuses, stock-option or equity-based compensation expenses, transition costs, costs related to the closure or consolidation of facilities and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities), including, without limitation, any one-time expense relating to enhanced accounting function or other transaction costs, and other one-time expenses not otherwise added back to Consolidated EBITDA; provided that aggregate amount of all add-backs in this Line 3.A.(ii)(m) shall not exceed $5,000,000 during any twelve (12) month period

$

(n) the amount of Cost Savings realized or projected by the Borrower in good faith and certified by an officer of the Borrower in writing to result from actions taken or with respect to which substantial steps have been taken prior to the last day of such measurement period (or reasonably anticipated to be taken or initiated within eighteen (18) months after the date of the relevant event or transaction) with respect to integrating, consolidating or discontinuing operations, headcount reductions or closure of facilities, or otherwise, in each case resulting from the Transactions, other acquisitions (whether before or after the Effective Date), dispositions outside the ordinary course of business permitted hereunder, restructurings or cost savings initiatives, which cost savings, synergies and operating expense reductions shall be calculated on a Pro Forma Basis as though they had been realized on the first day of such period, net of the amount of actual benefits realized during

$

Exhibit B-5

such period from such actions that are otherwise included in the calculation of Consolidated EBITDA(8)

	(o) to the extent not already covered in Lines 3.A.(ii)(a) through (n) above, all other non-cash charges, expenses and losses	$

	(p) Sum of Lines 3.A.(ii)(a) through (o):	$

(iii) without duplication and to the extent included in Consolidated Net Income:

	(a) any cash payments made during such Reference Period in respect of non-cash expenses or losses described in Lines 3.A.(ii)(f), (g), (i) and (o) above taken in a prior period:	$

	(b) extraordinary or non-recurring income or gains:	$

	(c) Sum of Lines 3.A.(iii)(a) and (b):	$

	(iv) Consolidated EBITDA: (Line 3.A.(i) plus Line 3.A.(ii)(p) minus Line 3.A.(iii)(c)):	$

B.

Unfinanced Capital Expenditures. The aggregate amount of Capital Expenditures made during such Reference Period (to the extent not financed with Indebtedness (other than Revolving Loans), an issuance of Equity Interests or capital contributions, or proceeds of asset sales, or the proceeds of casualty insurance used to replace or restore assets):

$

C.	Fixed Charges:

(i) the sum of the following amounts (without duplication):

	(a) regularly scheduled Consolidated Interest Expense paid in cash:	$

(b) regularly scheduled amortization payments on Indebtedness in cash (regularly scheduled amortization payments shall be determined without giving effect to any reduction of such scheduled payments resulting from the application of any voluntary or mandatory prepayments made during the applicable period):

$

	(c) expense for income taxes paid in cash:	$

	(d) interest component of Capital Lease Obligation payments paid in cash:	$

(8)  (i) An officer of the Borrower shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to Administrative Agent that such cost savings, synergies, operating improvements and operating expense reductions, as the case may be, are directly attributable to the applicable transaction or initiative, reasonably identifiable, factually supportable and projected by the Borrower in good faith to result from actions that have been taken or are expected to be taken (in the good faith determination of the Borrower), within eighteen (18) months after the relevant transaction or initiative, and (ii) the aggregate amount of all add-backs pursuant to this Line 3.A.(ii)(n) shall not exceed 10% of Consolidated EBITDA (calculated without giving effect to this Line 3.A.(ii)(n)) for such twelve (12) month period

Exhibit B-6

	(ii) Fixed Charges: (Sum of Lines 3.C.(i)(a) through (d)):	$

D.	Fixed Charge Coverage Ratio ((Line 3.A.(iv) — Line 3.B) ÷ Line 3.C(ii)):	to 1.00

Minimum Required: 1.25 to 1.00

	Compliance:	[YES][NO]

Exhibit B-7

SCHEDULE II TO COMPLIANCE CERTIFICATE

INTELLECTUAL PROPERTY RIGHTS

PATENTS

Grantor	Patent Description	Patent Number	Issue Date

PATENT APPLICATIONS

Grantor	Patent Application	Application Filing Date	Application Serial Number

TRADEMARKS

Grantor	Trademark	Registration Date	Registration Number

TRADEMARK APPLICATIONS

Grantor	Trademark Application	Application Filing Date	Application Serial Number

COPYRIGHTS

Grantor	Copyright	Registration Date	Registration Number

COPYRIGHT APPLICATIONS

Grantor	Copyright Description	Application Filing Date	Application Serial Number

INTELLECTUAL PROPERTY LICENSES

Name of Agreement	Date of Agreement	Parties to Agreement

Exhibit B-8

EXHIBIT C-1

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virtusa Corporation, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, and (iv) it is not a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to the Borrower.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit C-1 - 1

EXHIBIT C-2

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virtusa Corporation, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to the Borrower.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date:

Exhibit C-2 - 1

EXHIBIT C-3

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virtusa Corporation, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, and (iv) it is not a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to the Borrower.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit C-3 - 1

EXHIBIT C-4

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Virtusa Corporation, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “10 percent shareholder” (within the meaning of Section 881(c)(3)(B) of the Code) of the Borrower, and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” (as described in Section 881(c)(3)(C) of the Code) related to the Borrower.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of its partners/members claiming the portfolio interest exemption or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date:

Exhibit C-4 - 1

EXHIBIT D

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of              20 , is entered into between                             , a                       (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VIRTUSA CORPORATION, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and the Administrative Agent.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1.             The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a Loan Party under the Credit Agreement and a “Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a Loan Party and a Loan Guarantor thereunder as if it had executed the Credit Agreement.  The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, (b) all of the covenants set forth in Articles V and VI of the Credit Agreement, and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement.  Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 of the Credit Agreement, hereby absolutely, unconditionally and irrevocably guarantees, jointly and severally with the other Loan Guarantors, to the Secured Parties, as provided in Article X of the Credit Agreement, the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other Loan Guarantors, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

2.             Simultaneously with the execution of this Agreement, the New Subsidiary is executing and delivering to the Administrative Agent such documents, agreements and instruments (including, but not limited to, Collateral Documents) as required by and in accordance with Section 5.11 of the Credit Agreement.

Exhibit D-1

3.             The New Subsidiary hereby waives acceptance by the Administrative Agent and the other Secured Parties of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

4.             This Agreement may be executed in counterparts (and by different parties hereto on separate counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile, emailed pdf, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.

5.             THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

Exhibit D-2

EXHIBIT E

INCREASING LENDER SUPPLEMENT — EXISTING LENDER

INCREASING LENDER SUPPLEMENT, dated           , 20   (this “Supplement”), by and among each of the signatories hereto, to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VIRTUSA CORPORATION, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

W I T N E S S E T H

WHEREAS, pursuant to Section 2.21 of the Credit Agreement, the Borrower has the right, subject to the terms and conditions thereof, to effectuate from time to time an increase in the Revolving Commitments and/or  enter into one or more additional tranches of Incremental Term Loans under the Credit Agreement by requesting one or more Lenders to increase the amount of its Revolving Commitment and/or to participate in such a tranche;

WHEREAS, the Borrower has given notice to the Administrative Agent of its intention to [increase the Revolving Commitments] [and] [enter into a tranche of Incremental Term Loans] pursuant to such Section 2.21; and

WHEREAS, pursuant to such Section 2.21, the undersigned Increasing Lender now desires to [increase the amount of its Revolving Commitment] [and] [participate in a tranche of Incremental Term Loans] under the Credit Agreement by executing and delivering to the Borrower and the Administrative Agent this Supplement;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.                                      The undersigned Increasing Lender agrees, subject to the terms and conditions of the Credit Agreement, that on the date of this Supplement it shall [have its Revolving Commitment increased by $          , thereby making the aggregate amount of its Revolving Commitment equal to $          ] [and] [participate in an Incremental Term Loan with a commitment amount equal to $           with respect thereto].

2.                                      The Borrower hereby represents and warrants that on the proposed date of the effectiveness of the increase in the Revolving Commitments and/or tranche of Incremental Term Loans contemplated hereby, (A) the conditions set forth in Sections 2.21 and 4.02 of the Credit Agreement (subject to the exceptions applicable to Incremental Term Loans set forth therein) are satisfied and (B) the Borrower is in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.10(b), recomputed as set forth in Section 2.21(b) of the Credit Agreement.

3.                                      This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

Exhibit E-1

4.                                      This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF INCREASING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit E-2

EXHIBIT F

AUGMENTING LENDER SUPPLEMENT — NEW LENDER

AUGMENTING LENDER SUPPLEMENT, dated           , 20   (this “Supplement”), to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among VIRTUSA CORPORATION, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Credit Agreement provides in Section 2.21 thereof that any bank, financial institution or other entity may [extend Revolving Commitments] [and] [participate in tranches of Incremental Term Loans] under the Credit Agreement subject to the approval of the Borrower and the Administrative Agent [and the Issuing Bank], by executing and delivering to the Borrower and the Administrative Agent a supplement to the Credit Agreement in substantially the form of this Supplement; and

WHEREAS, the undersigned Augmenting Lender was not an original party to the Credit Agreement but now desires to become a party thereto;

NOW, THEREFORE, each of the parties hereto hereby agrees as follows:

1.              The undersigned Augmenting Lender agrees to be bound by the provisions of the Credit Agreement and agrees that it shall, on the date of this Supplement, become a Lender for all purposes of the Credit Agreement to the same extent as if originally a party thereto, with a [Revolving Commitment of $          ] [and] [a commitment with respect to Incremental Term Loans of $          ].

2.              The undersigned Augmenting Lender (a) represents and warrants that it is legally authorized to enter into this Supplement, (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) and 5.01(b) thereof, as applicable, and has reviewed such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement, (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto, (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto, and (e) agrees that it will be bound by the provisions

Exhibit F-1

of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender.

3.              The undersigned’s address for notices for the purposes of the Credit Agreement is as follows:

         .

4.              The Borrower hereby represents and warrants that on the proposed date of the effectiveness of the increase in the Revolving Commitments and/or tranche of Incremental Term Loans contemplated hereby, (A) the conditions set forth in Sections 2.21 and 4.02 of the Credit Agreement (subject to the exceptions applicable to Incremental Term Loans set forth therein) are satisfied and (B) the Borrower is in compliance on a Pro Forma Basis with the financial covenant set forth in Section 6.10(b), recomputed as set forth in Section 2.21(b) of the Credit Agreement.

5.              This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York.

6.              This Supplement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same document.

[remainder of this page intentionally left blank]

Exhibit F-2

IN WITNESS WHEREOF, each of the undersigned has caused this Supplement to be executed and delivered by a duly authorized officer on the date first above written.

[INSERT NAME OF AUGMENTING LENDER]

By:
Name:
Title:

Accepted and agreed to as of the date first written above:

VIRTUSA CORPORATION

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Name:
Title:

[JPMORGAN CHASE BANK, N.A.,
as Issuing Bank

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Issuing Bank

By:
Name:
Title:](9)

(9)  Insert additional signature blocks for any other Issuing Banks.

Exhibit F-3

EXHIBIT G

BORROWING REQUEST

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Chicago, IL 60603-2003

Attention: Cheryl Lyons

Telephone: 312-732-2593

Fax: 888-303-9732

      , 20

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of February 25, 2016 (as amended, restated, amended and restated,  supplemented or otherwise modified from time to time, the “Credit Agreement”), among VIRTUSA CORPORATION, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., as administrative agent (the “Administrative Agent”).  Capitalized terms used herein and not defined herein shall have the meanings defined in the Credit Agreement.

This notice constitutes a Borrowing Request, and the Borrower hereby gives you notice, pursuant to Section 2.03 of the Credit Agreement, that it requests a Borrowing under the Credit Agreement, and in connection therewith specifies the following information with respect to such Borrowing:

(i)                                     The Loans comprising such Borrowing are [ABR Revolving Loans][Eurodollar Revolving Loans][ABR Term Loans][Eurodollar Term Loans].(10)

(ii)                                  The aggregate amount of such Borrowing is           .(11)

(iii)                               The date of such Borrowing (which is a Business Day) is           .

(iv)                              [The initial Interest Period applicable to such Borrowing is            months.](12)

(v)                                 The location and number of the Borrower’s account to which funds are to be disbursed:(13)

(10)   If no Type of Borrowing is specified, then, in the case of a Borrowing denominated in U.S. Dollars, the requested Borrowing shall be an ABR Borrowing.

(11)   For Revolving Borrowings, please refer to required minimum/multiple borrowing amounts set forth in Section 2.02(c) of the Credit Agreement.

(12)   Applicable to Eurodollar Borrowings only.  Subject to the definition of “Interest Period” and can be a period of one, two, three or six months.  If no Interest Period is specified, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(13)   Account must comply with requirements of Section 2.07(a) of the Credit Agreement.

Exhibit G-1

Bank Name:.

Bank Address:

ABA number:

Account number:

Account Name:

SWIFT CODE:   (if needed)

[The Borrower hereby certifies (i) that the conditions specified in Sections 4.02(a), 4.02(c), 4.02(d), 4.02(f), 4.02(g) and 4.02(h) of the Credit Agreement have been satisfied, (ii) the representations and warranties of the Borrower set forth in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representation or warranty to the extent that it is already qualified or modified by materiality in the text thereof) on and as of the date hereof (except to the extent any such representation or warranty expressly relates to an earlier date, in which case, such representation or warranty is true and correct in all material respects as of such earlier date) and (iii) at the time of and immediately after giving effect to the Borrowing on the date hereof, no Default has occurred and is continuing.](14)

[The Borrower hereby certifies that the conditions specified in Sections 4.02(a) and 4.02(h) and clause (i)(A) of Section 2.21(b) of the Credit Agreement have been satisfied.](15)

[The Borrower hereby certifies that the conditions specified in Sections 4.02(a), 4.02(b), 4.02(e) and 4.02(h) of the Credit Agreement, and in the case of a Revolving Loan made to finance the Polaris Tender Offer , Section 4.02(f) of the Credit Agreement has been satisfied.](16)

Very truly yours,

VIRTUSA CORPORATION

By:
Name:
Title:

(14)  Include this sentence in the case of any Borrowing of Term Loans after the Effective Date used to finance the Polaris Tender Offer.

(15)  Include this sentence in the case of any Borrowing after the Effective Date of Incremental Term Loans.

(16)  Include this sentence in the case of any Borrowing after the Effective Date other than (i) a Borrowing of Term Loans used to finance the Polaris Tender Offer or (ii) a Borrowing of Incremental Term Loans.

Exhibit G-2

EXHIBIT H

SOLVENCY CERTIFICATE

Pursuant to the Credit Agreement, the undersigned hereby certifies, solely in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, and not individually, as follows:

I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries, taken as a whole, and am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Credit Agreement.

As of the date hereof, after giving effect to the consummation of the Acquisition, including the making of the Loans under the Credit Agreement on the date hereof and after giving effect to the application of the proceeds of such indebtedness:

a.              The fair value of the assets of the Borrower and its subsidiaries, on a consolidated basis, exceeds, on a consolidated basis, their debts and liabilities, subordinated, contingent or otherwise;

b.              The present fair saleable value of the property of the Borrower and its subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured;

c.               The Borrower and its subsidiaries, on a consolidated basis, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and

d.              The Borrower and its subsidiaries, on a consolidated basis, are not engaged in, and are not about to engage in, business for which they have unreasonably small capital.

For purposes of this Certificate, the amount of any contingent liability at any time shall be computed as the amount that would reasonably be expected to become an actual and matured liability.  Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

[Signature Page Follows]

Exhibit H-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate in such undersigned’s capacity as [chief financial officer] [chief accounting officer] [specify other officer with equivalent duties] of the Borrower, on behalf of the Borrower, and not individually, as of the date first stated above.

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit H-2

EXHIBIT I

REVOLVING CREDIT NOTE

$	February 25, 2016

FOR VALUE RECEIVED, VIRTUSA CORPORATION, a Delaware corporation with a business address of 2000 West Park Drive, Westborough, Massachusetts 01581 (the “Borrower”) promises to pay to                     (the “Lender”) on the Maturity Date, as defined in the Credit Agreement (as hereinafter defined), the principal sum of                      Dollars ($           ), or the aggregate unpaid principal amount of all Revolving Loans, as defined in the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein (this “Note”), the “Credit Agreement” means the Credit Agreement of even date herewith, among the Borrower, certain affiliates of the Borrower, as guarantors, the lenders party thereto (including the Lender), and JPMorgan Chase Bank, N.A., as administrative agent for such lenders, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan from time to time outstanding, from the date of such Revolving Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of the Credit Agreement. Such interest shall be payable on each Interest Payment Date; provided that interest on any principal portion of each Revolving Loan that is not paid when due shall be payable on demand as set forth in the Credit Agreement.

If this Note shall not be paid on or before the Maturity Date, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the default rate set forth in the Credit Agreement.  All payments of principal of and interest on this Note shall be made in immediately available funds as set forth in the Credit Agreement.

This Note is one of the promissory notes issued pursuant to the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.  This Note is guaranteed as provided in the Credit Agreement and secured as provided in the Credit Agreement and the Collateral Documents.  Reference is made to the Credit Agreement for a description of the nature and extent of such guaranties, and to the Credit Agreement and the Collateral Documents for a description of the nature and extent of such security, the terms and conditions upon which such guaranties and security were granted and the rights of the holder of this Note in respect thereof.

Exhibit I-1

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

[Signature Page Follows]

Exhibit I-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit I-3

EXHIBIT J

TERM NOTE

$	February 25, 2016

FOR VALUE RECEIVED, VIRTUSA CORPORATION, a Delaware corporation with a business address of 2000 West Park Drive, Westborough, Massachusetts 01581 (the “Borrower”) promises to pay to                     (the “Lender”) on the Maturity Date, as defined in the Credit Agreement (as hereinafter defined), the principal sum of                      Dollars ($           ), or the aggregate unpaid principal amount of all Term Loans, as defined in the Credit Agreement, whichever is less, in lawful money of the United States of America.

As used herein (this “Note”), the “Credit Agreement” means the Credit Agreement of even date herewith, among the Borrower, certain affiliates of the Borrower, as guarantors, the lenders party thereto (including the Lender), and JPMorgan Chase Bank, N.A., as administrative agent for such lenders, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified. Each capitalized term used herein that is defined in the Credit Agreement and not otherwise defined herein shall have the meaning ascribed to it in the Credit Agreement.

Borrower also promises to pay interest on the unpaid principal amount of each Term Loan from time to time outstanding, from the date of such Term Loan until the payment in full thereof, at the rates per annum that shall be determined in accordance with the provisions of the Credit Agreement. Such interest shall be payable on each Interest Payment Date; provided that interest on any principal portion of each Term Loan that is not paid when due shall be payable on demand as set forth in the Credit Agreement.

If this Note shall not be paid on or before the Maturity Date, whether such maturity occurs by reason of lapse of time or by operation of any provision for acceleration of maturity contained in the Credit Agreement, the principal hereof and the unpaid interest thereon shall bear interest, until paid, at a rate per annum equal to the default rate set forth in the Credit Agreement.  All payments of principal of and interest on this Note shall be made in immediately available funds as set forth in the Credit Agreement.

This Note is one of the promissory notes issued pursuant to the Credit Agreement. Reference is made to the Credit Agreement for a description of the right of the undersigned to anticipate payments hereof, the right of the holder hereof to declare this Note due prior to its stated maturity, and other terms and conditions upon which this Note is issued.  This Note is guaranteed as provided in the Credit Agreement and secured as provided in the Credit Agreement and the Collateral Documents.  Reference is made to the Credit Agreement for a description of the nature and extent of such guaranties, and to the Credit Agreement and the Collateral Documents for a description of the nature and extent of such security, the terms and conditions upon which such guaranties and security were granted and the rights of the holder of this Note in respect thereof.

Exhibit J-1

Except as expressly provided in the Credit Agreement, the Borrower expressly waives presentment, demand, protest and notice of any kind.  This Note shall be governed by and construed in accordance with the laws of the State of New York, but giving effect to federal laws applicable to national banks.

[Signature Page Follows]

Exhibit J-2

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed by its authorized officer as of the day and year first above written.

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit J-3

EXHIBIT K

INTEREST ELECTION REQUEST NOTICE

VIRTUSA CORPORATION

Date:                          , 20[  ]

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Chicago, IL 60603-2003

Attention: Cheryl Lyons

Telephone: 312-732-2593

Fax: 888-303-9732

Ladies and Gentlemen:

This Interest Election Request Notice is furnished pursuant to Section 2.08(c) of that certain Credit Agreement dated as of February 25, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among VIRTUSA CORPORATION, a Delaware corporation (the “Borrower”), the guarantors party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., in its capacity as administrative agent (the “Administrative Agent”).  Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Credit Agreement.

The Borrower is hereby requesting to convert or continue certain Borrowings of [Revolving Loans][Term Loans] as follows:

1.              Date of conversion/continuation (must be a Business Day):                   , 20

2.              Amount of Borrowings being converted/continued:    $

3.              Nature of conversion/continuation:

☐             a. Conversion of [ABR] Borrowings to Eurodollar Borrowings

☐             b. Conversion of Eurodollar Borrowings to [ABR] Borrowings

☐             c. Continuation of Eurodollar Borrowings as such

4.              If Borrowings are being continued as or converted to Eurodollar Borrowings, the duration of the new Interest Period that commences on the conversion/continuation date:

One Month	Two Months
Three Months	Six Months

5.              The undersigned officer of Borrower certifies that, both before and after giving effect to the request above, no Event of Default has occurred and is continuing under the Agreement.

Exhibit K-1

VIRTUSA CORPORATION

By:
Name:
Title:

Exhibit K-2